SCHEDULE 14A INFORMATION

         Consent Solicitation Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive  Additional Materials
[ ]      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                RAL Income + Equity Growth V Limited Partnership
                (Name of Registrant as Specified in its Charter)



     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[  ]     No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

         2) Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4) Proposed maximum aggregate value of transaction: $3,428,000

         5) Total fee paid: $686

[X]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

         2)  Form, Schedule or Registration Statement No.:

         3)  Filing Party:

         4)  Date Filed:

                RAL Income + Equity Growth V Limited Partnership

                       20875 Crossroads Circle, Suite 800
                            Waukesha, Wisconsin 53186

                               ____________, 1998

Dear Limited Partner:

         The enclosed materials solicit the consent of Limited Partners of RAL Income + Equity Growth V Limited Partnership ("RAL V" or the "Partnership") to the sale of substantially all of the operating assets of the Partnership to Great Lakes Investors LLC ("Great Lakes") and the distribution of the Partnership's remaining assets to its partners.

         If the sale of the Partnership's assets is approved by the requisite vote and consummated, the General Partners anticipate that the holders of limited partnership interests of RAL V (the "RAL V Interests") would receive, within 60 days after the closing of the sale, approximately $489 for each RAL V Interest. The Partnership will be dissolved as soon as practicable following the closing of the sale of the Partnership's assets.

         Additional information about the proposed sale of the Partnership's assets is set forth in the accompanying Consent Solicitation Statement, which the General Partners advise you to carefully review.


         The General Partners of the Partnership have approved the sale of RAL V's assets to Great Lakes, subject to the consent of the holders of a majority of outstanding RAL V Interests. The General Partners of the Partnership recommend that you vote your RAL V Interests to consent to the sale of the Partnership's assets and for its dissolution as soon as practicable thereafter for the reasons set forth under "PROPOSED SALE OF PARTNERSHIP ASSETS AND SUBSEQUENT DISSOLUTION OF THE PARTNERSHIP -- Background and Reasons for the Sale" in the attached Consent Solicitation Statement.


     PLEASE SIGN, DATE AND MAIL THE ENCLOSED REPLY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Your vote may be revoked or changed at any time prior to September __, 1998, the date set for the tabulation of the vote on the two proposals, by providing written notice to the Partnership, c/o RAL Asset Management Group, 20875 Crossroads Circle, Suite 800, Waukesha, Wisconsin 53186, or by executing and returning a Reply Card bearing a later date.

                                       Very truly yours,


                                      /s/ Robert A. Long
                                      Robert A. Long
                                       On behalf of each of the General Partners
                                       of RAL Income + Equity Growth V Limited
                                       Partnership

                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                          THE ENCLOSED REPLY CARD TODAY

                RAL Income + Equity Growth V Limited Partnership

                   SOLICITATION OF CONSENT OF LIMITED PARTNERS

       This Consent Solicitation Statement is Dated ___________ ____, 1998


                     Voting on the Proposals Described Below
                        Will Close on September __, 1998


         The General Partners of RAL Income + Equity Growth V Limited Partnership, a Wisconsin limited partnership ("RAL V" or the "Partnership") hereby solicit the written consent of the limited partners of the Partnership (the "Limited Partners") to approve the Asset Purchase Agreement, dated February 17, 1998, as amended (the "Purchase Agreement") by and between the Partnership and Great Lakes Investors LLC ("Great Lakes"), to approve the sale of substantially all of the assets of the Partnership to Great Lakes pursuant to the Purchase Agreement (the "Sale"), the distribution of the Partnership's net assets following the closing of the Sale, and the dissolution of the Partnership as soon as practicable thereafter, all as set forth in this Consent Solicitation Statement.


          The General Partners anticipate, based on certain assumptions described in this Consent Solicitation Statement, that the approximate total cash distribution to the Limited Partners resulting from the Sale will be equal to approximately $489 for each limited partnership interest in the Partnership (the "RAL V Interests"). The General Partners have fixed _____________, 1998 as the record date for determining the Limited Partners having the right to receive notice of, and to vote on, the proposals described herein. Each RAL V Interest shall be entitled to one vote on each of the proposals. A list of Limited Partners entitled to vote on the proposals will be available during ordinary business hours at the Partnership's executive offices, 20875 Crossroads Circle, Suite 800, Waukesha, Wisconsin 53186, from the date hereof through September __, 1998, for examination by any Limited Partner for purposes germane to the consent solicitation. The telephone number of the Partnership's principal executive offices is (414) 798-0900.

                             By Order of the General Partners of
                              RAL Income + Equity Growth V Limited Partnership,


                                /s/ Robert A. Long
                                Robert A. Long
                                General Partner

Waukesha, Wisconsin
____________ ____, 1998
--------------------------------------------------------------------------------



THE GENERAL PARTNERS UNANIMOUSLY RECOMMEND THAT YOU VOTE "YES" TO APPROVE THE PURCHASE AGREEMENT, THE SALE AND THE SUBSEQUENT DISSOLUTION OF THE PARTNERSHIP.


YOUR VOTE, WHICH IS BEING SOLICITED BY THE GENERAL PARTNERS OF THE PARTNERSHIP, IS IMPORTANT. PLEASE SIGN AND MAIL THE ENCLOSED REPLY CARD TODAY. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE.

                                TABLE OF CONTENTS

                                                                      Page
CONSENT SOLICITATION....................................................
         Voting in the Consent Solicitation.............................
         Related Transactions with Great Lakes..........................
         Solicitation Expenses..........................................

PROPOSED SALE OF PARTNERSHIP ASSETS
  AND SUBSEQUENT DISSOLUTION OF THE PARTNERSHIP.........................
         General Overview...............................................
         Conditions to Closing of the Sale..............................
         Purchase Price; Anticipated Distributions......................
         Vote Required..................................................
         Recommendation of the General Partners.........................
         Background and Reasons for the Sale............................
         Opinion of Valuation Advisor...................................
         The Purchase Agreement.........................................
         Interests of Certain Persons in the Transaction................

TAX CONSIDERATIONS......................................................
         Taxation of Partnerships in General............................
         Basis of Partnership Interests.................................
         Allocation of Income, Gain, Loss and Deduction
           Among the Partners...........................................
         Sales Of Partnership Properties................................
         Liquidation of the Partnership.................................
         Alternative Minimum Tax........................................
         Conclusion.....................................................

ADDITIONAL INFORMATION FOR LIMITED PARTNERS.............................
         Dissenters' Rights.............................................
         Receipt of Distribution After the Sale.........................
         Operations Following the Sale and Effect of the
           Sale on Limited Partners.....................................


THE PARTNERSHIP.........................................................
         Selected Historical Financial and Operating Data...............
         Description of Business........................................
         Properties.....................................................
         Legal Proceedings..............................................
         Security Ownership of Certain Beneficial Owners
           and Management...............................................
         Comparative Per-Interest Data..................................
         Market Price Data..............................................

EXPERTS  ...............................................................

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.......................


                               LIST OF APPENDICES


ASSET PURCHASE AGREEMENT, AS AMENDED........................... APPENDIX A
FAIRNESS OPINION OF VALUATION RESEARCH CORPORATION............. APPENDIX B

                              CONSENT SOLICITATION


         This Consent Solicitation Statement is being furnished by the General Partners of RAL V to the Limited Partners for the solicitation of written consents from the Limited Partners in connection with a proposal to sell substantially all of the operating assets of the Partnership to Great Lakes and to dissolve the Partnership as soon as practicable thereafter, as described in greater detail herein.


         This Consent Solicitation Statement is first being mailed to the Limited Partners on __________, 1998.

Voting in the Consent Solicitation

         Record Date; Interests Entitled to Vote. Only holders of record of RAL V Interests at the close of business on ________ ____, 1998 (the "Record Date") are entitled to notice of and to vote on each of the proposals. Each RAL V Interest is entitled to one vote with respect to each of the proposals. As of the Record Date, there were 9,866 RAL V Interests outstanding and entitled to notice of and to vote on the proposals.


         Vote Required. Pursuant to the Partnership Agreement, the affirmative consent of the holders of a majority of the issued and outstanding RAL V Interests as of the Record Date must be received by September __, 1998, the date set by the General Partners for tabulating the consents, or by such later date as may be determined by the General Partners. Therefore, abstentions and broker non-votes will have the same effect as a vote against the proposals described herein.

         Reply Cards. All properly executed Reply Cards, returned to the General Partners, c/o RAL Asset Management Group, will be voted in accordance with the specifications thereon, or, if no specifications are made, will be voted FOR approval of each proposal described herein. Any Reply Card may be revoked by a Limited Partner prior to September __, 1998 by delivering written notice to the General Partners stating that the Reply Card is revoked or by execution and delivery of a Reply Card bearing a later date.


Related Transactions with Great Lakes

         The General Partners of the Partnership are also General Partners of four other limited partnerships (the "Affiliated Partnerships") that have each entered into agreements to sell substantially all of their operating assets to Great Lakes (the "Related Transactions"). The Sale is conditioned on the closing of the Related Transactions with three of the Affiliated Partnerships (RAL Yield Equities II Limited Partnership, RAL Yield + Equities III Limited Partnership, and RAL Yield + Equities IV Limited Partnership), each of which transactions is contingent on the approval of the limited partners of such partnerships. The closing of the Sale is not contingent on closing or approval of the sale of the fourth Affiliated Partnership, RAL Germantown/Monroe Income Limited Partnership. See "Interests of Certain Persons in the Transaction."

Solicitation Expenses


         In addition to solicitation by mail, the employees of the Partnership and its representatives may solicit consents from limited partners by telephone, fax or in person. Such persons will not be additionally compensated, but will be reimbursed for their reasonable, out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage firms, nominees, fiduciaries and other custodians for the forwarding of solicitation materials to the beneficial owners of limited partnership interests held of record by such entities and the Partnership will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith. In addition, the General Partners of the Partnership and the Affiliated Partnerships may obtain, collectively, the services of a proxy solicitation firm.


         Together with the Affiliated Partnerships, the Partnership will bear, pro rata (based on each partnership's respective base purchase price), the costs of the solicitation of consents from the Limited Partners and the limited partners of the Affiliated Partnerships. The General Partners estimate that the portion of such costs attributable to

RAL V will not exceed $48,000, which includes printing costs, postage, fees of a proxy solicitation firm, and legal and accounting fees. Of such amount, the General Partners of RAL V expect that the fees of the proxy solicitation firm attributable to RAL V will not exceed $3,000.

                                        PROPOSED SALE OF PARTNERSHIP ASSETS
                                   AND SUBSEQUENT DISSOLUTION OF THE PARTNERSHIP

General Overview

         The following is a brief summary of the material aspects of the Purchase Agreement and the Sale. This summary is qualified in all respects by the text of the Purchase Agreement, which is attached as Appendix A to this Consent Solicitation Statement and is incorporated herein by this reference. Limited Partners are advised to read the Purchase Agreement carefully in its entirety.


         The Purchase Agreement provides for the sale to Great Lakes of substantially all of the Partnership's assets, principally its interest in real estate owned by the Partnership (the "Real Property"), lease contracts relating to the Real Property, and the personal property and intangible assets related to the operation of the Real Property and the Partnership. The Partnership will retain any cash on hand at the time the Sale is completed.


Conditions to Closing of the Sale


         The closing of the Sale is subject to the following principal conditions: (i) the approval of the Sale by the Limited Partners, (ii) the closing of the Related Transactions involving RAL Yield Equities II Limited Partnership, RAL Yield + Equities III Limited Partnership and RAL Yield + Equities IV Limited Partnership, (iii) the remediation of any defects in title to the Real Property that may be revealed by surveys to be ordered by Great Lakes, (iv) remediation of any defects in the Real Property that may be revealed by environmental assessments to be ordered by Great Lakes, (v) the receipt of consents of certain third parties to the assignment of the Partnership's contractual rights to Great Lakes, and (vi) the receipt by the Partnership of a satisfactory opinion by an independent valuation company as to the fairness of the consideration to be received by the Partnership under the Purchase Agreement. Until the satisfaction or waiver of such conditions, the Sale will not occur, except that, in the event that environmental assessments of certain parcels of Real Property reveal defects, then Great Lakes may elect to proceed with the Sale, but with a price adjustment designed to reflect the costs of remediation of such defects. The amount of any such adjustments is limited under the Purchase Agreement to the lesser of $100,000 or 10% of the portion of the total purchase price allocated to such parcel. The estimated distributions to Limited Partners of approximately $489 per RAL V Interest assume no such adjustment. As of the date of this Consent Solicitation Statement, no approvals of any state or federal regulatory agencies are required to consummate the Sale. See "-- The Purchase Agreement -- Conditions to Closing."

         If one or more of the Related Transactions cannot be closed contemporaneously with the Sale for any reason, and the General Partners and Great Lakes elect to waive such condition to closing, the General Partners would not resolicit the consent of the Limited Partners to the Sale. Since the Partnership and the Affiliated Partnerships have each agreed to pay a pro rata share of the costs of the Sale and the Related Transactions, regardless of whether each such transaction is ultimately completed, the failure to consummate one or more of the Related Transactions will have no effect on the distributions to be made to holders of RAL V Interests following the closing of the Sale. If any of the other condition to the closing of the Sale is waived by the Partnership, the General Partners intend to resolicit the consents of the Limited Partners if they believe that such waiver may make the terms of the Sale materially less advantageous to the Limited Partners.


Purchase Price; Anticipated Distributions

         Pursuant to the Purchase Agreement, the aggregate base purchase price to be paid for the assets of the Partnership will be $3,428,000. Such base purchase price will be adjusted, as of the closing of the Sale, for proratable items, such as current and prepaid rent, real estate and other taxes and utility charges. In addition, Great Lakes will receive a credit for any rent concessions granted by the Partnership to its existing tenants. The General Partners believe that none of the adjustments to the purchase price described in this paragraph are likely to materially affect distributions to the Limited Partners.

         Based on the General Partners' analysis of the Purchase Agreement, taking into account all liabilities or obligations which must be paid by the Partnership prior to its dissolution, the General Partners believe that the portion of the sales consideration available for distribution to Limited Partners will be affected by (i) an estimated $91,000 in costs associated with the Sale, including real estate transfer fees, solicitation expenses, costs of title insurance and title surveys, and fees of accountants, attorneys and the Partnership's valuation advisor and (ii) the net (repayment)/receipt of obligations, decreasing cash available for distribution by approximately
$160,000, resulting in estimated net proceeds from the sale of approximately $3,177,000. Such net proceeds will be distributed to the Limited Partners within 60 days of the closing of the Sale.


         The per-Interest amount of the distribution to Limited Partners described above is an estimate only. Actual distributions will be based on the amount of consideration to be received for the Partnership's assets, as adjusted for prorated items and any credits for rent concessions, and the Partnership's cash reserves as of date of the closing of the Sale, in addition to the amount of the Partnership's indebtedness and expenses associated with the Sale.

Vote Required

         The approval of the Purchase Agreement, the Sale and the subsequent dissolution of the Partnership as soon as practicable requires the affirmative consent of holders of a majority of RAL V Interests outstanding at the Record Date. Therefore, abstentions and broker non-votes will have the same effect as a vote against the proposal.

Recommendation of the General Partners

         As described in further detail below, the General Partners believe that the terms of the Sale are fair and reasonable and are in the best interests of the Partnership and the Limited Partners. Therefore, the General Partners of the Partnership have unanimously approved the Sale and recommend that the Limited Partners of the Partnership consent to the Purchase Agreement, the Sale, and the subsequent dissolution of the Partnership.

Background and Reasons for the Sale


         Background. The business plan of the Partnership has always provided that the Partnership will seek to sell properties within seven to ten years of their acquisition and whenever the Partnership is presented with an offer reflecting attractive valuations and other transaction terms that are in the interests of the Partnership and its Limited Partners. Since its creation in 1988, RAL V has received and solicited offers to purchase portions of its real estate holdings from time to time. Some of the resulting negotiations have resulted in the sale of individual parcels and distribution of proceeds to the Limited Partners.


         For the past several years, the General Partners of the Partnership have believed that the value to be realized by the Limited Partners may be maximized by grouping all of the Real Property, as well as the real property owned by the Affiliated Partnerships, into a series of related sales with a single buyer, in large part, because such a sale may involve considerably lower transaction costs, for both buyer and sellers, compared with the sale of each of the properties in separate transactions. Moreover, the General Partners have been concerned that the sale of only a portion of the Real Property would leave the Partnership with higher operational costs relative to earnings. Because an active trading market for the RAL V Interests has never developed, the General Partners have also sought to sell all of the Real Property to allow the Limited Partners to liquidate their investments, provided that a buyer could be found to offer a fair purchase price.


         The General Partners have been discussing the terms of a sale of the Partnership's assets to Great Lakes or its affiliates for the past several years. Douglas C. Heston, one of Great Lakes' members, is also a shareholder, director and officer of First Financial Realty Management, Inc. ("FFRM"). Since 1993, FFRM has been responsible for managing the Real Property pursuant to a Property Management Subcontract with Midwest Property Management II, Inc. FFRM has also been responsible for performing partnership administration services for the Partnership since 1993. As a result of FFRM's property management and partnership administration services, the General Partners have believed that Mr. Heston, or an entity in which he was a principal, would be a knowledgeable buyer of the Partnership's assets, able to evaluate the peculiar attributes of the Real Property and to offer an aggregate purchase price and other transaction terms that would maximize the value to be realized by the Limited Partners. In particular, the General Partners have placed great emphasis on finding a buyer, such as Great Lakes, that is willing to purchase the Real Property on an "as-is, where-is" basis. See "-- The Purchase Agreement -- Representations and Warranties."


         Early  in  the  negotiations  with  Mr.  Heston  for  the  sale  of the
Partnership's assets, another potential buyer expressed an interest in purchasing some of the Real Property and certain parcels of the real property of the Affiliated Partnerships. That potential buyer and its principals were the owners of numerous mobile home parks located throughout the United States and initially proposed a purchase of only the mobile home parks owned by RAL V and the Affiliated Partnerships. Because of the perceived advantage in a sale of all of the Real Property to a single buyer, and in order to receive an offer that was at least as favorable to the offer from Great Lakes, the General Partners told such prospective buyer that it should consider making an offer to purchase all of the Real Property, not just the Partnership's mobile home parks. Despite its agreement to submit such an offer, ultimately that potential buyer submitted a non-binding letter of intent for the purchase of the Partnership's mobile home parks only. Based on the purchase price offered for the mobile home parks and the likely effect of such a transaction on negotiations with Great Lakes for the sale of all of the Real Property, the General Partners did not continue negotiations with that potential buyer. However, since the purchase price proposed by that potential buyer for the mobile home parks was slightly higher than the price allocated to the mobile home parks in Great Lakes' original proposal, the General Partners insisted that Great Lakes increase its offer to match the price offered by that potential buyer, which Great Lakes agreed to do.

         In February 1998, Great Lakes presented to the General Partners a final offer for all of the Real Property, which the General Partners believe reflected a fair valuation of the Real Property and other transaction terms favorable to the Partnership and the Limited Partners.


         The terms of the Sale were approved by the General Partners of the Partnership at a meeting held on February 12, 1998. At the meeting, the General Partners received presentations concerning, and reviewed carefully the terms and conditions of, the proposed Sale with legal counsel. In considering whether to recommend approval of the Purchase Agreement and the Sale to the Limited Partners, the General Partners considered, among other things, the historical trading prices and trading information for the Interests and information presented by Valuation Research Corporation, including an analysis of likely future income, other comparable real estate being sold, and an asset analysis. The General Partners also discussed the Partnership's results of operations for 1996 and 1997, as well as its growth potential for succeeding years.

         Reasons for Entering into the Purchase Agreement with Great Lakes. In approving the final Purchase Agreement and the Sale and recommending approval thereof to the Limited Partners, the General Partners considered the following principal factors in addition to the factors listed above:

          1. The base consideration and the estimated distributions to be received by the Limited Partners of the Partnership within 60 days of the closing of the Sale;

          2.   Information   concerning  the  financial  strength  and  business
               reputation of Great Lakes and its principals;

          3.   The  terms,  other  than the  financial  terms,  of the  Purchase
               Agreement;

          4. The relative strengths and weaknesses of other prospective buyers of some or all of the Real Property;


          5. The prospects for enhancing the financial position and results of the Partnership and arriving at a more attractive agreement for the sale of the Real Property in the future;

          6. The prospects for finding one or more buyers of a portion of the Real Property at prices in excess of the prices allocated to such parcels by the Partnership and Great Lakes under the Purchase Agreement;

          7. The difficulties and costs that would be faced by the Partnership in identifying and taking advantage of new opportunities in the relevant real estate markets or in finding alternative buyers for the Real Property if the Sale was not consummated;

          8. The opinion of Valuation Research Corporation, in light of the assumptions and limitations set forth therein, that the consideration to be received by the Partnership pursuant to the Purchase Agreement is fair from a financial point of view; and

          9. The fact that the Partnership has engaged in no other substantive negotiations toward, and has received no other formal offers for the purchase of all of the Real Property, or any portion of the Real Property, at prices as attractive to those to be realized by the Sale.


Opinion of Valuation Advisor

         Background. The General Partners of the Partnership engaged Valuation Research Corporation ("VRC") to render an opinion with respect to the fairness, from a financial point of view, of the consideration to be received by the Partnership pursuant to the Sale. VRC is a nationally-recognized firm engaged in the valuation of businesses and their securities in connection with acquisitions and mergers, negotiated underwritings, private placements, and valuations for corporate and other purposes. The General Partners selected VRC primarily because of its expertise and reputation, and secondarily because of its cost competitiveness. Each of the Affiliated Partnerships have similarly retained VRC to provide an opinion as to the fairness, from a financial point of view, of the consideration to be received under their respective asset purchase agreements with Great Lakes. The aggregate fees of VRC for the Partnership and the Affiliated Partnerships, which are collectively payable by the partnerships, pro rata (based on base purchase prices), will be approximately $72,000 (approximately $11,000 of which will be payable by RAL V). None of RAL V or the Affiliated Partnerships has ever retained VRC for any other purpose in the past.


         On ___________, 1998, VRC delivered its fairness opinion (the "Fairness Opinion") to the General Partners of RAL V, to the effect that, as of such date, the consideration to be received by the Partnership as set forth in the Purchase Agreement was fair to the Partnership and to the Limited Partners from a financial point of view. The Fairness Opinion, which sets forth assumptions made and matters considered, appears as Appendix B to this Consent Solicitation Statement and is incorporated herein by reference. The Limited Partners are urged to read the Fairness Opinion in its entirety. VRC's Fairness Opinion was delivered for the information of the Partnership and does not constitute a recommendation as to how any Limited Partner should vote on the proposed Sale and subsequent dissolution of the Partnership. The following summary of the Fairness Opinion is qualified in its entirety by reference to the full text of the Fairness Opinion.


         VRC was not requested to serve as a financial advisor to the General Partners or the Partnership, or to assist the General Partners or the Partnership in determining a purchase price for the Partnership's assets. The General Partners did not place any limitation on the scope of VRC's investigation or review. In addition, VRC was not requested to and did not analyze or give any effect to the impact of any federal, state or local income taxes to the Partnership or the Limited Partners arising out of the Sale. The Partnership has agreed to indemnify VRC against certain liabilities arising out of its engagement to prepare and deliver the Fairness Opinion.


         The General Partners have not asked VRC to update the Fairness Opinion. However, the General Partners intend to ask for an updated fairness opinion in the event that the Partnership agrees to an amendment to the Purchase Agreement that is materially adverse to the interests of the Partnership or the Limited Partners, or if there is a substantial, unanticipated change, after the date of the Fairness Opinion, in factors affecting the likely future results of the Partnership's operations or the value of the Real Property that could materially increase the value of the Partnership's assets.

         In rendering the Fairness Opinion, VRC held discussions with the General Partners and became familiar with the assets involved in the proposed Sale. In addition, VRC examined extensive data provided by the Partnership and published market data pertaining to the underlying assets of the Partnership. This included, but was not limited, to the following:

          o Audited financial statements for the Partnership for the years 1993 through 1997.

          o Unaudited financial statements and other internal financial analysis for the individual owned properties that constituted the Real Property for the years 1993 through 1997.

          o Market data pertaining to the current real estate market in the neighborhoods of the Real Property.

          o Demographic and economic histories and projections for the neighborhoods in which the Real Property is located.

          o    Review of comparable sales and lease data for the Real Property.

         The basis of VRC's Fairness Opinion is the current market value of the underlying assets of the Partnership. VRC did not take into consideration any other assets that may be owned by the Partnership nor any liabilities or debt associated with any of the Real Property. For purposes of its Fairness Opinions, VRC defines "market value" as:

         The most probable price that a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

          o    Buyer and seller are typically motivated;

          o Both parties are well informed or well advised, and acting in what they consider their best interests;

          o    A reasonable time is allowed for exposure in the open market;

          o Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

          o The price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

         To determine the value of the Real Property, VRC relied primarily on the income approach. Typically, appraisers use up to three approaches in valuing real property: the cost approach, the direct sales comparison approach and the income approach. These approaches are based, respectively, on the cost to replace assets, the market exchanges of comparable properties, and the capitalization of income. In VRC's analysis, all three methods of valuation were considered; however, because of the income-producing nature of the Real Property and the current real estate market, VRC placed more emphasis on the income approach and used the direct sales comparison approach and the cost approach as a check on the reasonableness of the results obtained using the income approach.

         VRC also considered the highest and best use of the property. The valuation of real estate is based on its most profitable likely use. The highest and best use is arrived at by testing potential uses of the property, both as improved and as though vacant, to find the use that is physically possible, legally permitted, financially feasible and produces the highest price or value. In each case, VRC found the current use of the Real Property to be the highest and best use of the property.

         The following paragraphs summarize the significant quantitative and qualitative analyses performed by VRC in arriving at the Fairness Opinion. VRC considered all such quantitative and qualitative analyses in connection with its valuation analysis but has relied more on the income capitalization approach than the other two.

         Income Capitalization Approach. VRC believes that the "income capitalization approach" to valuation of income-producing real estate is still the primary factor in investment decisions for real estate investors. The basic premise of the income approach is that the earning power of a real estate investment is the critical element affecting its value. Income capitalization methods, techniques, and procedures represent attempts to quantify the present worth of anticipated future income.

         The two accepted methods of applying the income approach are defined below:

         Direct Capitalization - a method by which an estimate of a single year's income expectancy or an annual average of several years' income expectancies are converted to an indication of value by one direct step, either by dividing the income estimate by an appropriate rate or by multiplying the income estimate by an appropriate factor.

         Discounted Cash Flow Analysis - A set of procedures in which the quantity, variability, timing, and duration of periodic income, as well as the quantity and timing of reversions, are specified and discounted to a present value at a specified yield rate.

         Value is created by the expectation of benefits to be derived in the future, and value may be defined as the present worth of all rights to future benefits. All income capitalization methods, techniques, and procedures represent attempts to quantify expected future benefits. With adequate information and proper use, direct capitalization and yield capitalization methods should produce similar value indications. In choosing which of the two (or both) methods to apply, the appraiser considers the typical investor's view of market value.

         The first step in both income approaches is the determination of a proper rental or revenue stream that one would expect to be able to obtain from the subject property, based on actual historical operations and a study of comparable rental properties. A similar analysis of typical operating expenses, along with expected vacancy and collection losses, aids in constructing an operating statement that results in a net operating income for the first and subsequent years. The estimated first-year net operating income can then be converted into an indicated property value through the overall direct capitalization process, while the estimated future cash flows can be converted into an indicated value by discounting those individual yearly amounts to a present value.

         VRC's analysis began with an estimate of each subject market's rent potential, based on an analysis of the actual rentals in place with the subject property and market information pertaining to comparable rental rates in the subject's area. Using this information, a potential gross income estimate was made. This estimated potential gross income was projected to grow over the course of the projection period (10 years) at various rates, based on current and forecasted economic conditions in each of the subject areas.

         Secondly, allowances for vacancy and collection losses were made, based on market surveys in each of the subject areas and actual historical performance of the subject properties. This adjustment ranged from a low of 2% for the mobile home parks to 5% for the apartment complex. The result of subtracting the vacancy and collection loss estimate from the estimated gross income is the effective gross income. It is this effective gross income that is used to pay for any operating expenses associated with the operation of the subject properties. The estimate of the operating expenses was based on a combination of historical expenses of the subject and published market surveys. These operating expenses were projected to grow at a projected 2.5% to 3.0% inflation rate per year over the course of the 10-year projection period. In addition to the normal operating expenses, an estimate of the cost and timing of major capital improvements was made and used as an added expense. The basis for this capital improvement expense adjustment was the actual age and size of each subject property and the projected amount and timing of replacements for such major items as roadway repair, sewer and water line maintenance, roofing, heating, ventilating and air conditioning units, etc.

         The net operating income is the cash flow that accrues to the owner of the property, after deductions for the above expenditures and allowances. It is this net operating income that was converted into an estimate of value.

         The following table set forth the estimated aggregate revenues, expenses and net operating income of the Real Property for each of the twelve-month periods ending December 31, 1998 through December 31, 2007 that were included in the financial forecasts used by VRC in connection with the preparation of the Fairness Opinion.

         Estimated Aggregate Revenues, Expenses and Net Operating Income
                            (In Thousands of Dollars)

Year                 1998        1999       2000        2001       2002
Revenue              $698        $711       $730        $750       $771
Expenses*             349         359        369         380        391
Net Income            349         352        361         370        380

Year                 2003        2004       2005        2006       2007
Revenue              $794        $815       $837        $860       $884
Expenses*             403         414        425         438        451
Net Income            391         401        412         422        433



*Including Capital Expenditures


         In rendering the Fairness Opinion, VRC relied, without assuming responsibility for independent verification, on the accuracy and completeness of all financial and operating data, financial analyses, reports and other information that were publicly available, compiled or approved by or otherwise furnished or communicated to VRC by or on behalf of the Partnership. With respect to the financial forecasts utilized by VRC, VRC believes that the assumptions underlying the forecasts were reasonable and that, consequently, there is a reasonable probability that the projections would prove to be substantially correct. However, readers should be aware that actual revenues, expenses and net operating income of the properties owned by the Partnership would depend, to a large extent, on a number of factors that cannot be predicted with certainty or that may be outside of the control of the General Partners, including general business, market and economic conditions, supply and demand for rental properties in the areas in which the Real Property is located, future operating expenses and capital expenditure requirements for the properties, future occupancy rates, the ability of the General Partners and property managers for the properties to maintain the attractiveness of the properties to tenants, real estate tax rates, changes in tax laws and other factors. As a result, actual results could differ significantly from the forecasted results.

         Capitalization Rate Valuation Analysis. The relationship between net operating income and value can be expressed in its overall rate of return, or capitalization rate. VRC abstracted capitalization rates from market surveys conducted by reputable national firms for each of the major metropolitan areas in which the subject properties are located, including surveys conducted and reported by The National Real Estate Index, the Korpacz Real Estate Investor Survey and the American Council of Life Insurance. The indicated value for each property was derived from the net operating income of each property, divided by the appropriate capitalization rate. The capitalization rates used in this analysis ranged from 10.0% to 11.0%.

         Discounted Cash Flow Analysis. VRC also performed a discounted cash flow analysis of (i) the present value of the forecasted cash flows form future operations of the Real Property, and (ii) the present value of the estimated proceeds of a sale of the property at the conclusion of the forecast period. In completing this analysis, VRC utilized financial and operating forecasts of each property's estimated cash flow for the twelve-month periods ending December 31, 1998 to December 31, 2007 and applied discount rates of 12.0% to 14.0%. The residual value is based on capitalizing forecasted cash flow for the year 2008 at 10.5%. Since this discounted cash flow analysis assumes the immediate sale of the properties to third parties, VRC did not take into account any tax ramifications of the cash flow in this analysis, nor did VRC consider any outstanding debt associated with the properties.

         The Cost Approach. The cost approach is a valuation technique that uses the concept of replacement as a value indicator. Replacement or reproduction cost is estimated for the property being appraised, which is then adjusted for losses in value (appraised depreciation) due to a variety of factors. This process requires valuing the site as if vacant, then adding the replacement cost of the improvements, based on market-derived costs for similarly constructed properties. Then accrued depreciation from physical deterioration and obsolescence is estimated and subtracted from the replacement cost to arrive at the present value. VRC believes this approach provided a good check on the estimated value obtained using the income approach for the fast-food restaurant properties owned by the Partnerships, but it was not used for the mobile home park.

         The Direct Sales Comparison Approach. The sales comparison approach is a valuation technique in which the value is estimated on the basis of market prices in actual transactions. The technique consists of studying available market comparable information and adjusting for differences. This process is essentially that of comparison and correlation. Differences always exist between properties, even though they may be almost identical and, therefore, adjustments for these differences must be made. Some adjustments that may prove important are: (i) conditions of the sale, (ii) financing terms, (iii) market conditions
(time), (iv) location, (v) physical characteristics, and (vi) income characteristics. VRC believes that, for those properties currently encumbered by a long-term lease, the direct sales comparison approach is not an appropriate methodology to use, but that, for those properties that have yearly lease renewals, it serves as a good check on the reasonableness of the value obtained using the income approach.


         Conclusion of Value. Based on the foregoing methodology and on such other matters as VRC considered, it was VRC's opinion that, as of the date of its Fairness Opinions, the purchase price of $3,428,000 for the assets of RAL V represented a fair value to the Partnership and the Limited Partners, from a financial point of view, for such assets.

         General Partners' Reliance on Fairness Opinion. In addition to the limitations considered by VRC, as set forth above and in the Fairness Opinion attached to this Consent Solicitation Statement as Appendix B hereto, the General Partners considered the conclusion expressed in the Fairness Opinion in light of the factors described under "--Background and Reasons for the Sale," including the prospects for increasing the profitability of the Partnership in the absence of a sale of the Real Property and the prospects for identifying buyers for some or all of the Real Property at prices higher than those to be received pursuant to the Sale. The General Partners are not aware of any factors, other than those described above or considered by VRC, that would not support the Fairness Opinion.


The Purchase Agreement

         General. The Purchase Agreement provides that, upon approval of the Sale by a majority in interest of the Limited Partners and satisfaction or waiver of the other conditions to the Sale, the Partnership will sell, and Great Lakes will purchase, substantially all of the operating assets of the Partnership, including the Real Property, all buildings and improvements thereon, and the personal and intangible property used in connection with the business of the Partnership, including equipment, vehicles, furniture, fixtures, inventories and supplies, books, records, licenses, franchises, permits, favorable leases and trade names. As part of the Sale, Great Lakes will assume certain contractual obligations of the Partnership. The Purchase Agreement is reproduced in its entirety as Appendix A to this Consent Solicitation Statement and all references in this Consent Solicitation Statement to the Purchase Agreement are qualified by reference thereto.

         Closing of the Sale. The closing of the Sale (the "Closing") will occur as promptly as practical after the requisite Limited Partner approval has been obtained and all the conditions thereto, as set forth in the Purchase Agreement, have been satisfied or waived. It is currently anticipated that all conditions, other than required consents of the limited partners of the Partnership and the Affiliated Partnerships and deliveries to be made at the Closing, will have been satisfied prior to the date on which the tabulation of Limited Partners' consents is to be made. If the Limited Partners and the limited partners of each of the Affiliated Partnerships approve the Sale, the General Partners expect the Closing to occur on or before ___________, 1998.

         Consideration. At the Closing, Great Lakes will pay the Partnership, subject to certain adjustments based on typical prorations, credits to Great
Lakes for any rent concessions made by the Partnership and possible costs of environmental remediation as outlined in the Purchase Agreement, aggregate cash consideration of $3,428,000 for the Partnership's operating assets. The Partnership will use a portion of the proceeds to pay Partnership obligations.

         Representations   and  Warranties.   The  Purchase  Agreement  contains
representations and warranties of the Partnership that the Partnership owns its property without undisclosed liens or encumbrances.

         Operations Pending Closing. Pursuant to the Purchase Agreement, the Partnership has agreed that, during the period following the date of the Purchase Agreement and prior to the Closing, it will:

          (a) Provide Great Lakes with access to the Real Property, certain documents, information and updates of certain information concerning the Real Property and the operation of the Partnership's business;

          (b) Enter into no new lease or modify any existing lease, except in the ordinary course of business;

          (c) Take no action to transfer any of the assets to be sold to Great Lakes by the Partnership, except as permitted by the Purchase Agreement;

          (d)  Create  no  liens  or  other  encumbrances   affecting  the  Real
               Property;

          (e) Settle no lawsuits affecting the assets to be sold to Great Lakes by the Partnership;

          (f) Maintain the Real Property in a manner consistent with past practice;

          (g)  Remove  no  improvements  or  personal  property  from  the  Real
               Property;

          (h)  Maintain  adequate  fire  and   extended-coverage  and  rent-loss
               insurance; and

          (i)  Not enter into new or modify any old employment agreements.

         Conditions to Closing. The obligations of the Partnership and Great Lakes to consummate the Sale are subject to a number of conditions, including, among others:


         (a) Approval of the Sale by the holders of more than 50% of the RAL V Interests and approval of more than 50% of the limited partnership interests of three of the Affiliated Partnerships;


         (b) Completion of title surveys for each parcel of Real Property (the cost of which will be paid by the Partnership at the Closing) and the remedy or waiver by Great Lakes of any defects revealed by such surveys;

         (c) The receipt, by the Partnership and at its expense, of written commitments of title insurance companies to issue title insurance policies, with only exceptions permitted by the Purchase Agreement, as to each parcel of the Real Property;

         (d) Completion of written environmental assessments of each parcel of Real Property (the cost of which will be paid by Great Lakes at the Closing) and the remedy or waiver by Great Lakes of any defects revealed by such assessments; and

         (e) Receipt of any required approval of the Securities and Exchange Commission and any state securities commission.

If a property survey described in clause (b) above reveals a title defect to which Great Lakes objects and which the Partnership cannot remedy, Great Lakes may either accept the property subject to such defect or refuse the affected parcel and receive a decrease in the purchase price of the Partnership's assets equal to the amount allocated to such property. In such event, the complete distribution of Partnership assets to the Limited Partners and the dissolution of the Partnership will not be possible until the affected property is disposed of in another transaction. If an environmental assessment described in clause
(d) above reveals a defect, (i) Great Lakes may refuse the affected parcel and receive a decrease in the purchase price of the relevant Partnership's assets equal to the portion of the purchase price allocated to such parcel, or (ii) Great Lakes may purchase the defective parcel and offset the cost of remediation (subject to certain limitations) against the purchase price. If the Sale is consummated, but one or more parcels of the Real Property are retained by the Partnership pursuant to the foregoing, distributions of net proceeds will still be made to the Limited Partners within 60 days of the Closing, but the Partnership will not be dissolved and final distributions to the Limited Partners will not be made unless and until a buyer can be found to purchase the retained Real Property on commercially reasonable terms.

         Consummation of Other Asset Sales. The closing under the Purchase Agreement is also conditioned upon the closing of the sale of the operating assets of three of the Affiliated Partnerships to Great Lakes. Great Lakes and the General Partners negotiated the cross-closing contingency because Great Lakes desires to purchase substantially all of the operating assets of the Partnership and the Affiliated Partnerships and is not willing to purchase them separately for the overall consideration offered. The General Partners agreed to the cross-closing contingency because, based on their experience in negotiating the sale of real estate assets, they believed that they would be unable to find purchasers for the individual assets of the Partnerships that would be willing to pay as much for the individual assets as Great Lakes was willing to pay for them as part of the larger transaction and because multiple transactions were likely to require significantly greater aggregate transaction costs.

         Remedies Upon Failure to Close. If the Sale does not close due to breach of the Purchase Agreement by Great Lakes, then the Partnership will, in lieu of other legal remedies that might be available to the Partnership, retain the benefit of (i) $10,000 deposited with the Partnership by Great Lakes, (ii) a promissory note of Great Lakes, which has been delivered to the Partnership, in the amount of $100,000, (iii) a letter of credit for the benefit of the Partnership, to be delivered after the satisfaction of the conditions to the Partnership's obligation to close, in the amount of $100,000, and (iv) a cash amount equal to the Partnership's out-of-pocket expenses incurred in connection with the proposed Sale.

         If the Sale does not close due to a breach of the Purchase Agreement by the Partnership, other than a defect in title to any of the Real Property that Great Lakes is unwilling to waive, then all up-front payments as described above will be returned and Great Lakes may pursue any other legal remedies available to it. In addition, failure to close due to the Partnership's breach, other than for an unwaived title defect or failure of the Limited Partners to approve the Sale, will entitle Great Lakes to receive, in the event of a sale of the Partnership's assets within 12 months of the Partnership's default, a termination fee equal to the lesser of (a) 6% of the purchase price set forth in the Purchase Agreement or (b) 25% of the amount by which the purchase price to be paid by the new buyer exceeds the purchase price set forth in the Purchase Agreement.

         Indemnification. The Purchase Agreement provides that the Partnership will indemnify and hold Great Lakes harmless from and against any liability or claim relating to the Real Property and arising prior to the Closing or arising as a result of the Partnership's breach under the Purchase Agreement. Notwithstanding the foregoing, however, Great Lakes has agreed that it shall be responsible for the first $50,000 of claims against the Partnership. The Partnership's obligation to indemnify Great Lakes will expire on the first anniversary of the Closing (except in the case of the Partnership's obligation to indemnify due to fraud or intentional misrepresentation).

         The Purchase Agreement also provides that Great Lakes will indemnify the Partnership from and against any liability or claim relating to Real Property and arising after the Closing. Great Lakes has also agreed to indemnify the Partnership against claims arising as a result of Great Lakes' investigations of the Real Property prior to the Closing and any liabilities or claims arising after the Closing and relating to the Property Management Agreement, dated as of June 1, 1993 between the Partnership and Midwest Property Management II, Inc., which agreement will be assigned by the Partnership to Great Lakes as of the Closing.

Interests of Certain Persons in the Transaction


         Douglas C. Heston, a member of Great Lakes, is a shareholder, director and officer of First Financial Realty Management, Inc. ("FFRM"). FFRM currently provides property management and partnership administration services for the Partnership and the Affiliated Partnerships. Until 1998, Mr. Heston was also a General Partner of one of the Affiliated Partnerships, RAL-Yield Equities II Limited Partnership ("RAL II"). In connection with his withdrawal as a General Partner of RAL II, Mr. Heston retained certain economic benefits associated with having been a General Partner, including the right to receive a portion of any real estate commissions paid by RAL II to its General Partners or their affiliates.


         Mr. Heston is also a shareholder, director and officer of First Financial Realty Advisors, Inc. ("FFRA"). In 1995, FFRA purchased from Robert A. Long, a General Partner of RAL V, certain economic benefits which would otherwise accrue to Mr. Long, including the right to receive a portion of any distributions of cash flow and sales or refinancing proceeds from the Partnership to the General Partners and the right to receive a portion of any real estate commissions paid by the Partnership to the General Partners or their affiliates. FFRA has entered into similar arrangements with Mr. Long with regard to each of the Affiliated Partnerships, of which Mr. Long is also a General Partner.

         RAL V and each of the Affiliated Partnerships have entered into a Nonexclusive Listing Agreement with RAL-RV Brokerage Co., Inc. ("RAL-RV"), a corporation owned by the General Partners, pursuant to which RAL- RV will be paid a 6% real estate brokerage commission by RAL V and each of the Affiliated Partnerships, if allowed by the relevant limited partnership agreement. With the exception of RAL II, the right of the General Partners or their affiliates to receive a real estate commission is subordinated to the Limited Partners first receiving an amount equal to 100% of their original capital contributions, plus 6% of the original capital contributions per annum, on a cumulative basis. In connection with the Sale, it is anticipated that RAL-RV will be paid a real estate commission only by RAL II.

         The General Partners of RAL V and the Affiliated Partnerships have certain contractual obligations to several former General Partners of the partnerships, which require the General Partners to share a portion of real estate commissions and/or distributions of cash flow and/or sale or refinancing proceeds with those former General Partners. Mr. Heston is entitled to such payment only in the case of RAL II, which the General Partners expect will not exceed $______.

         The General Partners, as such, will receive no portion of the proceeds of the Sale. However, certain of the General Partners or their affiliates own small numbers of RAL V Interests. See "THE PARTNERSHIP -- Security Ownership of Certain Beneficial Owners and Management."

                                                TAX CONSIDERATIONS

Taxation of Partnerships in General

         An entity classified as a partnership for federal income tax purposes is not subject to federal income tax. Instead, income or loss "flows through" from the partnership to its partners who are taxable in their individual capacities on their allocable shares of partnership income, gain, loss, deduction and credit ("taxable income or loss"). However, the partnership is a tax reporting entity that must make an annual return of partnership taxable income or loss. The tax treatment of partnership items of taxable income or loss is generally determined at the partnership level. Each partner is required to treat partnership items on its income tax return (if required) in a manner consistent with the treatment of such items on the partnership return and may be penalized for intentional disregard of the consistency requirement. This consistency requirement may be waived if the partner files a statement identifying the inconsistency or shows that it resulted from an incorrect schedule furnished by the partnership.

         Each partner generally must account for its allocable share of partnership taxable income or loss in computing its income tax, whether or not any actual cash distribution is made to such partner during its taxable year. A partner's basis in its partnership interest is increased by its allocable share of partnership taxable income. It is this basis increase that generally allows distributions of cash or property to the partners to be made without recognition of gain, since the basis increase generally offsets corresponding decreases in basis that result from such distributions. As a result, a partner is generally not taxed on distributions of cash or property received from a partnership, except to the extent that any money distributed exceeds the partner's adjusted basis in its partnership interest immediately before the distribution.

Basis of Partnership Interests

         A partner's basis in its interest is equal to its cost for such interest (i.e. the amount of money actually contributed by the partner to the partnership or paid to another to purchase the interest), reduced (but not below zero) by its allocable share of partnership distributions, taxable losses and expenditures of the partnership not deductible in computing its taxable income and not properly chargeable to its capital account, and increased by its allocable share of partnership taxable profits, income of the partnership exempt from tax and additional contributions to the partnership. For purposes of determining basis, an increase in a partner's share of partnership liabilities is treated as a contribution of money by that partner to the partnership. Conversely, a decrease in its share of partnership liabilities is treated as a distribution of money to it.

         Generally, a limited partner may not take liabilities into account in determining its basis except to the extent of any additional capital contribution it is required to make under the partnership agreement. However, in the case of a limited partnership, if a partnership asset is subject to a liability for which no partner has any personal liability (a "nonrecourse liability"), in general, the partner's allocable share of the non-recourse liability will be taken into account to determine basis.

Allocation of Income, Gain, Loss and Deduction Among the Partners

         A partner's distributive share of a partnership's taxable income or loss generally is determined by reference to the allocation of such items in the partnership agreement. However, if the allocation under the partnership agreement is determined not to have "substantial economic effect," then the partnership agreement may not govern, and the partner's allocable share will be determined according to the partner's interest in the partnership taking into account all the facts and circumstances. An allocation is considered to have "substantial economic effect" if the allocation may actually affect the dollar amount of the partner's shares of the total partnership income or loss independent of tax consequences. The General Partners believe that the allocations made under the Partnership Agreements for the Partnership have substantial economic effect.

Sales Of Partnership Properties

         The sale of the Partnership's assets will be a taxable event to the Partnership and to its partners. Gain or loss on the sale is measured by the difference between the adjusted basis of the assets disposed of and the amount realized. On a sale, the amount realized is the sum of any money received, plus the fair market value of any property received, plus the amount of liabilities from which the Partnership is discharged as a result of the sale or disposition (which includes the amount of any nonrecourse liability to which the transferred property is subject). The adjusted basis of such property is generally its cost less deductions, allowed or allowable, for depreciation. In general, gains from the sale or other disposition of partnership properties that are treated as long-term capital gains are taxed at the partner level at a lower rate than ordinary income and short-term capital gains.

         Since a partnership's gain on a sale of property will be measured by the difference between the sales proceeds (including the amount of any indebtedness to which the property is subject) and the adjusted basis of the property, the amount of tax payable by a partner in respect of its share of such gain may in some cases exceed its share of the cash proceeds therefrom.

         A substantial portion of the assets to be sold (including buildings, land, furniture, fixtures and equipment) that were held for more than one year and are not "dealer property," are expected to be treated as "section 1231 assets." Section 1231 assets are property used in the trade or business of a character which is subject to the allowance for depreciation, held for more than one year, and real property used in the trade or business held for more than one year. Gains or losses from the sale of section 1231 assets would be combined with any other section 1231 gains or losses incurred in that year, and the section 1231 gains or losses would be allocated to the partners as provided in the partnership agreement and combined with any other section 1231 gains or losses incurred by the partner in that year. The partner's net section 1231 gains or losses would be taxed as capital gains or constitute ordinary losses. If a partnership is deemed a "dealer" and its investment in any property that constitutes the partnership is considered not to be a capital asset or section 1231 asset, any gain or loss on the sale of such property would be treated as ordinary income or loss. The Partnership has attempted to operate in such a manner so as not to be deemed a "dealer."

         A portion of a partner's gain recognized on disposition of a partnership's buildings and furniture, fixtures and equipment may be subject to recapture as ordinary income under the provisions of sections 1245 or 1250 of the Internal Revenue Code of 1986, as amended. Such recapture gain will be recognized in the year of the disposition.

         A non-corporate partner's share of any losses from the sale of Partnership properties that is treated as a capital loss is deductible in any year only to the extent of the partner's long and short-term capital gains for that year. Any excess of capital losses over capital gains is deductible by a non-corporate partner up to $3,000 ($1,500 in the case of a separate return for a married individual) although the unused portion of such capital losses could be carried over to later years, and deducted as a long-term or short-term capital loss until fully exhausted.

Liquidation of the Partnership

         Generally, upon the liquidation of a partnership, gain will be recognized by and taxable to a partner to the extent the amount of cash and marketable securities distributed to it exceeds its basis in the partnership at the time of the distribution. Gain or loss on the liquidation of a partnership interest generally is considered to be capital gain or loss.

         An exception to such treatment is provided in Code section 751, which states that the proceeds of a sale, exchange or liquidation of a partnership interest will be considered an amount realized from the sale or exchange of property other than a capital asset to the extent that such proceeds are attributable to the partnership's "unrealized receivables" or to "substantially appreciated inventory." The term "unrealized receivables" includes amounts not previously includable in income under the partnership's method of accounting, rights to payment for services rendered or to be rendered and for goods delivered or to be delivered and a partner's pro rata share of any potential Code section 1245 or 1250 income, short-term obligations, market discount bonds, franchises, trademarks and trade names and several other categories of property which would be treated as amounts received from the sale or exchange of property other than a capital asset. Thus, the difference between the amount realized that is attributable to a partnership's "section 751 property" and the adjusted basis to the partner of such "section 751 property" is treated as ordinary income or loss to the partner. The difference between the remainder, if any, of the partner's adjusted basis for its partnership interest and the balance, if any, of the amount realized, is the partner's capital gain or loss on the liquidation of the partnership interest.

         Capital loss will be recognized in the event only cash and unrealized receivables are distributed, and only to the extent the partner's adjusted basis for its interest exceeds the sum of money distributed and the partnership's adjusted basis for unrealized receivables.

         In addition, each partner may be in receipt of income or loss from the normal operations of a partnership during the year of dissolution. Such income may constitute ordinary income or loss.

         There are three commonly encountered limitations on a partner's ability to take into account its share of a partnership's loss in computing its individual tax liability. A partner is entitled to deduct its share of the partnership's loss only after satisfying all three rules. A partner's deductible share of losses is limited to its basis in its partnership interest. The at-risk rules limit a partner's deductible share of losses to the amount it is considered to be economically at-risk in the venture. If a partner's share of the partnership's losses are considered "passive losses," the partner must combine them with its passive losses from other sources and is allowed to deduct the total only to the extent of its passive income from all sources. Losses that are disallowed due to any of these three limitations are deductible in the year of the termination of a partnership interest and would offset any gain from liquidation.

Alternative Minimum Tax

         The above summary of the federal income tax provisions relating to the proposed transactions has not taken into account the federal alternative minimum tax. This tax was designed to ensure that at least some tax is paid by high income taxpayers who obtain benefits from large exemptions and deductions. A taxpayer's alternative minimum tax liability is determined by adjusting its regular tax liability for alternative minimum tax preference items. Both of the proposed transactions may result in alternative minimum tax preference items flowing through to the partners.

Conclusion

         The preceding is intended only as a summary of income tax consequences relating to the sale of assets by partnerships and partnerships' liquidation generally. The Limited Partners should consult their own tax advisors with respect to all matters discussed herein and their own particular tax circumstances.

         THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE SALE AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION OF WHETHER TO VOTE IN FAVOR OF THE SALE. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR LIMITED PARTNER WHO IS SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. THE LIMITED PARTNERS ARE URGED TO CONSULT AND RELY ON THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PROPOSED SALE TO THEM.

                   ADDITIONAL INFORMATION FOR LIMITED PARTNERS

Dissenters' Rights

         Under Wisconsin law and the Partnership Agreement, no Limited Partner is entitled to exercise dissenters' rights with respect to the Sale and subsequent dissolution of the Partnership.

Receipt of Distributions After the Sale

         Upon consummation of the Sale, the Limited Partners will be entitled to receive, within 60 days of the Closing, the cash consideration outlined in "PROPOSED SALE OF PARTNERSHIP ASSETS AND SUBSEQUENT DISSOLUTION OF THE PARTNERSHIP - Anticipated Distributions." Since certificates representing the RAL V Interests have not been issued to the Limited Partners, it will not be necessary for the Limited Partners to return certificates in order to receive distributions following the Sale.

Operations Following the Sale and Effect of the Sale on Limited Partners

         Upon consummation of the Sale, the Partnership will use proceeds of the Sale to pay off its debt and other payables associated with the operation of the Partnership and the Real Property. Based on the existing obligations of the Partnership, the anticipated expenses related to the Sale and current and historical accounts payable, the General Partners believe that distributions to Limited Partners will total approximately $489 per Interest.

         In order to reduce expenses and maximize the distribution to the Limited Partners, the Partnership will begin to wind down its affairs following consummation of the Sale. Great Lakes has agreed that, after the closing of the Sale, it will cause its affiliate, First Financial Realty Management, Inc., to provide certain partnership administration services to the Partnership until it can be dissolved. While the General Partners anticipate that distributions of annual and quarterly reports to Limited Partners containing financial statements will be discontinued following the closing of the Sale, the Partnership will continue to maintain books and records and file tax returns until the affairs of the Partnership have been settled.


         Following the consummation of the Sale and the distribution of net proceeds available therefor, the Limited Partners will not have any interest in the Real Property or Great Lakes. If, however, after the Closing, any parcel of the Real Property is retained by the Partnership due to the results of title and environmental surveys which have yet to be conducted, a distribution to the Limited Partners of available funds will still be made; however, the Partnership will not be dissolved and the Limited Partners will continue to be Limited Partners of the Partnership until the affected property can be sold on commercially reasonable terms.

                                                  THE PARTNERSHIP

Selected Historical Financial and Operating Data


         The following selected financial information of RAL V for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 has been derived from RAL V's financial statements, which have been audited by Kolb Lauwasser & Co., S.C. for such periods. The following selected financial information for each of the six months ended June 30, 1998 and 1997 are unaudited but, in the opinion of the General Partners of RAL V, include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the results of such periods.


                                                       Year Ended December 31,                           Period Ended June 30,
                                   1997          1996          1995         1994            1993           1998          1997
                                   ----          ----          ----         ----            ----           ----          ----
Summary of Operations:
   Total Revenue                  $1,367,512    $1,174,732   $1,136,844    $1,109,467      $1,072,488      $405,146      $606,105
   Operating Income                  492,938       335,172      216,932       221,308         223,887       105,538       150,392
   Net Income                        574,072       405,564      280,769       279,261         268,031     1,042,508       178,365
Per-Interest Data:
   Net Income per Interest             44.45         39.05        27.04         26.89           25.81        105.67         18.08
Financial Condition:
   Total Assets                    7,271,980     7,250,621    7,319,180     7,366,491       7,642,215     4,958,721     7,175,031
   Bond, Notes and Capitalized
     Lease Obligations               101,215       110,448      118,718            --              --        96,259       105,722
   Partners' Capital               6,944,359     6,867,114    6,922,401     7,079,118       7,358,067     4,730,288     6,811,809
Distributions per Interest:
   First Quarter                       11.25         10.63        12.50         13.75           16.25         12.67         11.25
   Second Quarter                      11.25         11.25         9.88         13.75           16.25        316.74         11.25
   Third Quarter                       12.67         11.25         9.88         13.75           15.00
   Fourth Quarter                      12.67         11.25         9.88         12.50           13.75



         Additional financial data is included in the Partnership's annual report to Limited Partners for the year ended December 31, 1997 and the Partnership's Quarterly Reports on Form 10-Q for the six-month periods ended March 31, 1998 and June 30, 1998, a copy of each of which is enclosed with this Consent Solicitation Statement.

Description of Business

         RAL V is a Wisconsin Limited Partnership formed on April 1, 1988 under the Wisconsin Revised Uniform Limited Partnership Act. RAL V was organized to acquire, for cash (no debt), real estate projects, including real estate for restaurants, mobile home communities, apartment complexes and other commercial properties. RAL V sold $9,866,000 in Limited Partnership Interests (9,866 Interests at $1,000 per Interest).

Properties

         As of June 30, 1998, RAL V owned the following properties:


Property Name                      Approximate Size


Evergreen Estates Mobile
   Home Park*                      161 mobile home sites on approximately 32
Faribault, Minnesota                acres of land


Cedar Crossing Apartments          Minority ownership (12.291%) in 109-unit
Frederick, Maryland                garden apartment complex

Champion Auto Center               7,176 square-foot building on approximately
Ashwaubenon, Wisconsin             28,800 square feet of land


Camelot Homes Mobile Home Park*    73 mobile home sites on approximately 39
Pulaski, Wisconsin                 acres of land


-----------------
* Denotes a material property, having gross revenues greater than 10% of total revenues.

         All of the Real Property was unencumbered as of June 30, 1998. In the opinion of the General Partners, all of the Real Property is adequately covered by insurance.

         Material Properties

         Following is information with respect to the Evergreen Estates Mobile Home Park and the Camelot Homes Mobile Home Park, RAL V's only properties whose revenues are greater than 10% of total revenues of RAL V as denoted above.


         Occupancy Rates. Following is a listing of the approximate average physical occupancy rates during each of the last five years and for the six-month periods ended June 30, 1998 and 1997.

                                                  Occupancy Rates

                                                                                     Six Months Ended         Six Months Ended
                          1997       1996        1995        1994       1993          June 30, 1998             June 30, 1997
                          ----       ----        ----        ----       ----          -------------             -------------
Evergreen Estates         91%         90%         92%        91%         88%               95%                       90%
Camelot Homes             98%         94%         90%        99%         98%               99%                       99%


         Rental Rates. Following is a listing of the approximate average per-unit rental rates during each of the last five years and for the six-month periods ended June 30, 1997 and 1998.

                                                   Rental Rates

                                                                                          Six Months Ended         Six Months Ended
                           1997        1996        1995         1994        1993           June 30, 1998             June 30, 1997
                           ----        ----        ----         ----        ----           -------------             -------------
Evergreen Estates       $2,459       $2,399      $2,248      $2,179      $2,269                $2,511                   $2,457
Camelot Homes           $1,986       $1,873      $1,610      $1,643      $1,559                $2,056                   $1,963


     Depreciation. Depreciation information for the material properties is as follows:

Type of Asset               Rate       Method            Depreciable Life
-------------               ----       ------            ----------------
Land Improvements            SL         MACRS               15-40 Years
Building                     SL         MACRS              31.5-40 Years
Equipment                    DDB        MACRS               7-12 Years

     Taxes. Following is certain tax information for the material properties for each of the last three years and for the periods ended June 30, 1998 and 1997.

                                                                                      Six Months Ended         Six Months Ended
                          1997       1996       1995        1994        1993           June 30, 1998            June 30, 1997
                          ----       ----       ----        ----        ----           -------------            -------------
Evergreen Estates
Tax Rate (per 1,000)     .027986    .028409    .029600     .026700     .026835            .027986                  .027986
Real Estate Taxes        $19,260    $18,122    $18,882     $17,032     $17,118             $9,630                   $9,630

Camelot Homes
Tax Rate (per 1,000)     .036411    .033981    .03517      .03417      .03441             .036411                  .036411
Real Estate Taxes        $22,559    $21,198    $20,834     $19,536     $20,216            $11,280                  $11,280




         Leases on Investment Properties

         The mobile home parks and the apartment complex generate income on a monthly basis from tenant leases which normally have terms of one year or less.

Legal Proceedings

         As of June 30, 1998, there were no material pending legal actions affecting RAL V.

Security Ownership of Certain Beneficial Owners and Management


         As of the date of this Consent Solicitation Statement, there were 9,866 RAL V Interests outstanding, each entitled to one vote on the Purchase Agreement and Sale.


         As of June 30, 1998, no person or group is known by RAL V to own beneficially more than 5% of the outstanding RAL V Interests.

         Certain of the General Partners own less than 1% of the RAL V Interests outstanding: an affiliate of John A. Hanson beneficially owns 10 RAL V Interests; and Robert A. Long beneficially owns three RAL V Interests.


Comparative Per-Interest Data

         The following sets forth certain data concerning the historical net earnings, distributions and book value per Interest for RAL V.

                                                           Year Ended December 31,                             Six Months Ended
                                            1997         1996           1995           1994          1993        June 30, 1998
                                            ----         ----           ----           ----          ----        -------------
Net Income (Loss) Per Interest           $ 44.45      $ 39.05        $ 27.04        $ 26.89        $25.81             $105.67
Cash Distribution Per Interest             47.84        44.38          42.12          53.75         61.25              329.41
Book Value Per Interest                   703.87       707.25         712.58         727.67        754.53              474.84




Market Price Data

         There is no established public trading market for the RAL V Interests. Nevertheless, the General Partners become aware of some transfers of RAL V Interests after they occur as a result of a review of transfer documents submitted to the Partnership from the purchaser or broker, which documents sometimes include the applicable sale price. The General Partners believe that such prices may, but do not necessarily, include various transfer fees and commissions.


         For the  period  from  January  1997  through  June 1998,  the  General
Partners  are  aware  of  several  trades,  from a low  price  of $400 per RAL V
Interest to a high price of $481 per RAL V Interest. The General Partners believe that, because of the very limited trading in the RAL V Interests, individual trades are anecdotal and that such prices do not necessarily reflect the true value of the Partnership's assets or the prices at which RAL V Interests would likely trade in a fluid market. At June 30, 1998, RAL V had 1,177 Limited Partners of record who held 9,866 RAL V Interests.


                                     EXPERTS

         The audited consolidated financial statements of the Partnerships as of December 31, 1997 and for each of the years in the three-year period then ended, have been incorporated by reference herein in reliance an the report of Kolb Lauwasser & Co., S.C., independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


         The Partnership incorporates herein by reference the following documents, filed by the Partnership with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the "Exchange Act"): (i) the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) the Partnership's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; (iii) all other reports filed by the Partnership pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1997; and (iv) the description of the RAL V Interests contained in the Partnership's Registration Statement on Form 8-A, filed with the Commission on May 1, 1989.


         All documents filed by the Partnership pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Consent Solicitation Statement and prior to September __, 1998 shall be deemed to be incorporated by reference in this Consent Solicitation Statement and to be part hereof from the date of filing of such documents. All information appearing in this Consent Solicitation Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Consent Solicitation Statement, to the extent that a statement contained herein or in any subsequently filed document that is deemed to be incorporated herein modifies or supersedes any such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to
constitute    a    part    of    this    Consent     Solicitation     Statement.

                                                                    APPENDIX A



                            ASSET PURCHASE AGREEMENT


         THIS AGREEMENT is made as of February 17, 1998 between GREAT LAKES INVESTORS LLC, a Wisconsin limited liability company, or assigns ("Buyer"), and RAL INCOME + EQUITY GROWTH V LIMITED PARTNERSHIP, a Wisconsin limited partnership ("Seller").


                                    RECITALS

         A. Seller owns the business described on the attached Exhibit A (the "Business," consisting of the "Projects" listed on Exhibit A).

         B. Buyer desires to purchase the Business and the assets of the Business defined in Section 1 (the "Assets"), and Seller desires to sell the Business and the Assets to Buyer, on the terms and conditions of this Agreement.


                                   AGREEMENTS

         In consideration of the foregoing recitals and the mutual agreements that follow, the receipt and sufficiency of which Buyer and Seller acknowledge, BUYER AND SELLER AGREE:

         1. Purchase and Sale. Buyer shall purchase from Seller and Seller shall sell to Buyer the Assets of the Business, comprised of the Property, the Name, the Business Interests, and the Partnership Interest, defined as follows:

                  (a)      "Property" means:

                    (1) The real property described on the attached Exhibit 1(a)(1) and all easements, servitudes and other rights appurtenant to it, including all rights, title and interest of Seller in and to the adjacent streets, alleys and rights-of-way and all interests in contiguous property owned by Seller, its general partners or its affiliates (collectively, the "Land").

                    (2) All buildings, improvements, and building fixtures located on the Land (collectively, the "Improvements"; together with the Land, the "Real Property").

                    (3) All equipment and personal property owned by Seller and located on the Real Property (collectively, the "Personal Property").

                    (4) All warranties for construction protecting against material defects in and to the Improvements that were received by Seller from its contractors and material suppliers, to the extent assignable ("Warranties").

                    (5) All contracts for maintenance, materials and service to items (1) through (3) (collectively, the "Contracts").

                  (b) "Name" means all of Seller's right, title and interest in and to the name of the Business set forth on Exhibit A, and all rights to telephone numbers, telephone directory listings, existing advertising and media and promotional materials, to the extent assignable.

                  (c) "Business Interests" means all of Seller's right, title and interest in and to the contacts, reputation or good will of the Business, all leases affecting the Property ("Leases"), any rights related to vacant land adjacent to the Real Property, any dealership agreements for the sale or distribution of manufactured housing related to the Business, any franchise rights related to the Business, and such other rights, interests or intangibles involved in the operation of the Business, including (without limitation) the items described on the attached Exhibit 1(c).

                  (d) "Partnership Interest" means Seller's interest as general partner in all partnerships described on Exhibit A, if any (together, the "Partnership"). For purposes of Sections 4, 5, 7, 10, and 11, each component of the Assets includes similarly-defined items owned by the Partnership. Further, in Section 5, "Seller" means each Partnership where applicable. If the parties discover before Closing that Seller, and not the Partnership, owns the items thought to have been owned by such Partnership, or if ownership of such items is transferred before Closing from the Partnership to Seller, such items shall be deemed to be included in the definition of "Assets" and all references to Seller's Partnership Interest in such Partnership shall be deemed to be omitted.

         2.       Earnest Money; Consideration.

                  (a) Contemporaneously with execution of this Agreement, Buyer shall deliver $10,000.00 (the "Deposit") to Chicago Title Insurance Company (the "Title Insurance Company") to be held as earnest money and either applied to the cash payment set forth below at closing or disbursed to Buyer or Seller, as the case may be, pursuant to the terms of this Agreement. The earnest money shall be held in an interest-bearing account, with interest considered additional earnest money. The parties agree that the earnest money is sufficient consideration for Buyer's exclusive right to inspect and purchase the Assets pursuant to this Agreement, and for Seller's execution and delivery of, and performance of its obligations under, this Agreement. This consideration is in addition to and independent of any other consideration or payment provided in the Agreement.

                  (b) Within 10 days after this Agreement becomes binding, Buyer shall execute and deliver to Seller, as additional earnest money, Buyer's $100,000 promissory note payable in full at Closing or upon Buyer's breach of this Agreement (the "Buyer Note"). Within 3 business days after waiver or satisfaction of the last of Seller's conditions precedent under Section 4A, Buyer shall deliver to Seller a $100,000 letter of credit issued by a financial institution reasonably acceptable to Seller securing Buyer's obligations under the Buyer Note (the "Letter of Credit"). Buyer's payment of the Buyer Note shall be credited against the Purchase

Price at Closing. If the transactions contemplated under this Agreement fail to close due to Seller's default (other than default limited to a valid legal defect in title that Buyer is unwilling to waive) or failure to satisfy or waive any of Seller's conditions precedent set forth in Section 4A, the Buyer Note shall be void, and Seller shall immediately return the original Buyer Note and the original Letter of Credit to Buyer, both marked "Canceled."

         3. Purchase Price. The purchase price for the Assets ("Purchase Price") is set forth on the attached Exhibit 3. The allocation of the Purchase Price among the Projects (the "Project Allocations") is set forth on Exhibit A. Subject to the prorations and credits set forth in Section 9 and elsewhere in this Agreement, Buyer shall pay the Purchase Price to Seller at Closing by certified or cashier's check or wire transfer.

         4. Buyer's Conditions Precedent. The matters set forth below are conditions precedent to Buyer's obligation to conclude this transaction. If Buyer does not deliver written notice to Seller by the date established on the attached Exhibit 4 for each condition that the condition has not been satisfied and that Buyer therefore elects to exercise such rights as Buyer may have under this Section, Buyer shall be deemed to have waived the condition. If Buyer timely elects to terminate Buyer's obligation to purchase a Project because of a failure to satisfy any condition with respect to such Project, then the Purchase Price shall be reduced by the Project Allocation for the affected Project, and as to the affected Project, this Agreement shall terminate, and Buyer shall promptly deliver to Seller (at no cost to Seller) copies of the reports it obtains in connection with the Project.

                  (a) Buyer shall order a survey of each Project from a surveyor or engineer reasonably acceptable to Seller. The parties shall share the survey costs equally, subject to adjustment as provided below. Each survey must comply with the minimum detail requirements to permit the Title Insurance Company to issue owner's and lender's policies of title insurance free from exceptions for matters that a current survey would disclose, showing the foundations of all buildings constituting Improvements, the courses and dimensions of and the area of the Land, all recorded or apparent easements or rights-of-way appurtenant to or part of the Real Property or to which the Real Property is subject, the location of all adjoining streets, any applicable flood hazard zone or notation of the lack of any such zone, and the distances of any buildings to the boundaries of the Real Property, and showing that the Real Property is free from questions of encroachment. Buyer shall deliver each survey to the Title Insurance Company. Buyer shall deliver written notice to Seller of any title defects disclosed by the surveys that are not Permitted Encumbrances (defined below) and to which Buyer objects. Seller shall use reasonable efforts to eliminate such objections that are not Permitted Encumbrances. If Seller fails to timely eliminate any objection that is not a Permitted Encumbrance, Buyer may either accept such objections, which will then become Permitted Encumbrances, or terminate this Agreement as to any or all affected Projects. If Buyer does not timely notify Seller of any defects as required above, then this condition shall be deemed satisfied.

                  (b)(1) Seller, at Seller's expense, shall order a written commitment from the Title Insurance Company to issue an ALTA owner's policy of title insurance with general exceptions deleted, in the amount of the Purchase Price allocated to the Real Property as shown in the Purchase Price allocation on Exhibit 3, insuring that on recording the warranty deed from Seller to Buyer the Real Property shall be free and clear of all liens, encumbrances and defects except the matters listed on the attached
Exhibit 4(b) ("Permitted Encumbrances"). Buyer must either approve the form and content of this commitment or give Seller written notice of its objections to the matters disclosed in it. Seller shall use reasonable efforts to eliminate such objections that are not Permitted Encumbrances. If Seller fails to timely eliminate any objection that is not a Permitted Encumbrance, Buyer may either accept such objections, which will then become Permitted Encumbrances, or terminate this Agreement as to any or all affected Projects.

                    (2) If the  Partnership  Interest  is  sold to  Buyer,  then
Seller, at Seller's expense, shall order a written commitment from the Title Insurance Company to update the Partnership's owner's policy of title insurance on the Real Property owned by the Partnership through the closing date with general exceptions deleted, in the amount of the Purchase Price allocated to the Partnership Interest as shown in the purchase price allocation on Exhibit 3, insuring that on transfer of the Partnership Interest from Seller to Buyer, the Real Property owned by the Partnership shall be free and clear of all liens, encumbrances and defects except Permitted Encumbrances. Buyer must either approve the form and content of this commitment or give Seller written notice of its objections to the matters disclosed in it. Seller shall use reasonable efforts to eliminate such objections that are not Permitted Encumbrances. If Seller fails to timely eliminate any objection that is not a Permitted Encumbrance, Buyer may either accept such objections, which will then become Permitted Encumbrances, or terminate this Agreement as to any or all affected Projects.

                  (c) Buyer shall order a written environmental assessment of the Property from a qualified environmental engineer and an engineering report of the utility systems serving the Property from a qualified engineer. The parties shall share the assessment costs equally, subject to adjustment as provided below. Seller shall assist in the preparation of the environmental assessment and engineering report, if reasonably required by Buyer, by providing all information Seller may have and that is reasonably requested, permitting soil samples to be taken from the Real Property, and complying in a timely manner with any other reasonable requests of the persons preparing the environmental assessment and engineering report. Buyer shall deliver written notice to Seller of any defects disclosed by the environmental assessment and engineering report (including the matters set forth in Section 7, the existence of underground storage tanks, or objections by Buyer's lender, if any, to the content or conclusion of the assessment and report) ("Defects"). Seller shall, within 10 days after notice, obtain from one or more firms reasonably acceptable to Buyer a quotation of the cost of remediating the Defects. If the quotation is less than or equal to the lesser of $100,000 or 10% of the Project Allocation for the affected Project, Seller shall, at its expense before closing, remediate the Defects. If the quotation is more than such amount and Seller is unwilling to pay the additional amount, Buyer may either (i) terminate this Agreement as to the affected Project and have the Purchase Price reduced by the Project Allocation; or (ii) close on the affected Project and offset Seller's share of the quotation for remediating the Defects against the Purchase Price. If Buyer chooses option (ii) above, Seller shall have no further obligations with respect to remediating the affected

Project's Defects. The foregoing rights notwithstanding, (1) Buyer shall not be permitted to terminate this Agreement as to the Muir Heights Apartments ("Muir Heights") in Madison, Wisconsin because of any Defects related to Seller's lawsuit described in Exhibit 1(c) or because of any Defects of which Buyer is aware as of the date of this Agreement, and (2) Seller shall not be obligated to pay any portion of the cost of remediating any Defects affecting Muir Heights described in clause (1) because such Defects were taken into account in determining the purchase price for Muir Heights and/or are adequately provided for in the sharing arrangement described in Exhibit 1(c).

If Buyer acquires a Project affected by Defects and all or a portion of the cost of remediating the Defects is reimbursable from the State of Wisconsin PECFA Fund, the reimbursement shall first be paid to reimburse Buyer such costs that were paid by Buyer (to the extent they are reimbursable), and the balance shall be paid to Seller.

                  (d) At closing, the information contained in the Exhibits to this Agreement must be materially accurate and complete with respect to all material matters, and not contain any untrue statements of material fact or omit material facts which would render any Exhibit misleading.

         4A. Seller's Conditions Precedent. The matters set forth below are conditions precedent to Seller's obligation to conclude this transaction. If Seller delivers written notice to Buyer by Seller's Contingency Deadline (defined below) that any such condition has not been satisfied or waived, Seller may terminate this Agreement by written notice to Buyer. If Seller timely elects to terminate this Agreement because of Seller's failure to satisfy or waive any condition, this Agreement shall terminate, the Deposit, the Buyer Note (marked "Canceled"), and the Letter of Credit (also marked "Canceled") shall be promptly returned to Buyer, and neither party shall have any further obligation to the other except as set forth in Sections 8(b) and 11. If Seller fails to timely deliver such notice, these conditions shall be deemed waived. "Seller's Contingency Deadline" shall be June 13, 1998, provided that as long as Seller is diligently pursuing satisfaction of Seller's conditions precedent, this date may be extended, at Seller's option, to August 13, 1998.

                  (a) Seller must obtain either (1) approval of the transaction by the federal Securities and Exchange Commission and all state securities commissioners with jurisdiction, or (2) an opinion of counsel reasonably satisfactory to Seller that such approval is not required. Buyer shall cooperate in Seller's efforts to obtain such approvals, including providing financial information concerning Buyer if required.

                  (b) The Limited Partners of Seller must approve the transactions contemplated in this Agreement by the consent or approval of the holders of a majority of the outstanding limited partnership interests in Seller.

                  (c) Seller must receive a so-called "fairness opinion," prepared at Seller's expense by an independent valuation company (e.g., Valuation Research Corporation or

American Appraisal Associates, Inc.) of Seller's choosing, which (1) states that the Purchase Price is fair and adequate consideration for the Assets in language, and subject to assumptions and qualifications, customary in the industry and (2) is reasonably satisfactory to Seller's securities counsel, Foley & Lardner, and at least a majority of Seller's general partners.

         4B. Mutual Condition Precedent. The parties' obligations under this Agreement are contingent on this transaction closing simultaneously with the transactions contemplated under the agreements of the same date between Buyer and the affiliates of Seller described on the attached Exhibit 4B. Seller may, at its sole option, sell one or more of the Projects to Buyer in up to three separate transactions, so long as all of the Projects have been sold to Buyer by January 31, 1999.

         5.       Matters Pending Closing.  Until closing:

                  (a) Buyer's authorized representatives, including its appraisers, architects and engineers, shall have access to the Property and to all Seller's records and information regarding the Property (whether on the Property or at Seller's offices) during normal business hours and after at least 24 hours prior written or oral notice. Any entry on the Property by Buyer's authorized representatives shall not interfere with the rights of tenants in possession, and shall be subject to the provisions of Section 11(b).

                  (b) Without Buyer's prior written consent, except as provided in this paragraph or in Exhibit 1(c), Seller shall not: (1) make any new lease affecting the Business or the Property or permit the termination or modification of any Lease except in the ordinary course of Seller's Business; (2) transfer all or any portion of the Property; (3) create any liens, encumbrances, easements or rights-of-way affecting the Property; or (4) settle any lawsuits related to the Business or the Assets. The foregoing provision notwithstanding, Seller may sell, or enter into one or more contracts to sell, the specific Projects identified in the attached Exhibit 5(b). If Seller sells, or enters into a contract to sell, any such Project, the Purchase Price shall be reduced by the Project Allocation.

                  (c) Seller shall maintain the Property in accordance with standards previously followed by Seller and shall take no action affecting the Property that is not in the ordinary course of Seller's Business without Buyer's prior written consent. Seller shall maintain at customary levels all inventories, building supplies and personal property used in the normal maintenance, servicing, supplying and upkeep of the Property.

         (d) Seller shall not remove any Improvements or Personal Property from the Property unless removal is for the purpose of repair or maintenance, in which case the property removed shall be promptly replaced.

                  (e) Seller shall maintain fire and extended coverage insurance in the amount of the replacement cost of the Improvements and Personal Property, together with rent loss insurance in an amount not less than the annual gross rents payable by tenants under the Leases.

                  (f) Seller shall not enter into any new or modify any existing service or employment contracts that shall not expire on or before closing without Buyer's prior written consent, which shall not be unreasonably withheld.

         6.       Closing Date.

                  (a) Subject to Section 4B, the transaction contemplated under this Agreement shall be closed at the offices of Mallery & Zimmerman, S.C., 111 East Wisconsin Avenue, Suite 1790, Milwaukee, Wisconsin 53202, or Buyer's lender's attorneys, if any, within 45 days after satisfaction or waiver of the conditions set forth in Section 4A (the "Closing Date"), or at such other time and place as the parties may agree. Possession of the Property shall be delivered to Buyer on the Closing Date, subject to the rights of tenants under the Leases.

                  (b) At closing Seller shall deliver to Buyer the following documents:

                    (1) A General Warranty Deed conveying to Buyer the Real Property, subject only to Permitted Encumbrances;

                    (2) A Bill of Sale conveying to Buyer the Personal Property free and clear of liens or encumbrances;

                    (3) Each Lease then in effect and an Assignment conveying to Buyer the interest of Seller in and to each Lease, as amended;

                    (4) An Assignment conveying to Buyer the interest of Seller in and to the Warranties and the Contracts and written verification that any present property management agreement with an affiliate of Seller other than Midwest Property Management I, Inc. or Midwest Property Management II, Inc. has been terminated;

                    (5) The owner's  policy of title  insurance  required  under
Section 4(b)(1) and the endorsement required under Section 4(b)(2);

                    (6) An Assignment conveying to Buyer the interest of Seller in the Name and good will;

                    (7)  An  Assignment   conveying  to  Buyer  the  Partnership
Interest (if the Partnership Interest is being sold);

                    (8) The original Buyer Note, marked "Paid," and the original Letter of Credit, marked "Canceled";

                    (9) The original Forest Downs Note (defined below), marked "Paid," together with satisfactions and releases of all instruments providing security or evidence of security for the Forest Downs Note, in recordable or fileable form where the original instrument was recorded or filed; and

                    (9) Such other documents as Buyer may reasonably request.

                  (c) At closing Buyer shall (1) deliver to Seller payment of the balance of the Purchase Price; (2) pay in full all principal and accrued interest under the $142,500 promissory note from Buyer to Seller (the "Forest Downs Note") executed in connection with Buyer's purchase from Seller of Forest Downs Apartments, Hales Corners, Wisconsin (the "Forest Downs Property") on December 30, 1997; and (3) reimburse Seller for those categories of Seller's closing costs paid in connection with the sale of the Forest Downs Property by Seller to Buyer for which Buyer would have been responsible under Section 8(a) if the Forest Downs Property were included among the Property being sold pursuant to this Agreement.

         7. Seller's Warranties and Representations. This Agreement is entered into by Buyer based on the representations and warranties of Seller contained in it. These representations and warranties shall be true and correct as of the date of this Agreement and as of the Closing Date and shall survive closing, subject to the provisions of Section 13(d). Seller acknowledges that the warranties and representations made by Seller are a material inducement to Buyer's entering into this Agreement. No inspection, testing or mapping by Buyer of the Property shall constitute a waiver by Buyer of its rights to rely on Seller's representations and warranties, provided, however, that the representations and warranties shall be deemed modified by any factual matters disclosed by any inspection, testing or mapping that make Buyer or its agents actually aware of inaccuracies in the representations and warranties. Seller's representations and warranties shall also be deemed modified by any factual matters of which Buyer, Buyer's affiliate First Financial Realty Management, Inc. ("FFRM"), or their respective employees or agents have received or do receive actual or constructive notice in the course of performing partnership administration services for Seller or managing the Property and the Business, or otherwise. Seller represents and warrants to Buyer that Seller owns the Assets free and clear of all liens and encumbrances other than Permitted Encumbrances. Seller makes no representations or warranties concerning the physical condition of the Assets, and is selling the Assets in their physical condition as-is, where-is, and with all faults.

         8.       Closing Costs.

                  (a) If the transaction closes, Seller shall be responsible for the title insurance premiums for the owner's policy (with no special endorsements), survey charges, real estate transfer fees, and costs for the engineering reports; and Buyer shall be responsible for the costs of the environmental studies. To the extent either party has paid costs for which the other is responsible, the responsible party shall reimburse the other party at closing.

                  (b) If the transaction does not close due to Buyer default, Buyer shall reimburse Seller for all costs previously paid by Seller for the items set forth in paragraph (a). If the transaction does not close due to Seller default, Seller shall reimburse Buyer for all costs previously paid by Buyer for such items. If this transaction does not close for any other reason, the parties shall share the costs of such items equally.

                  (c) In either case, each party shall pay its own attorneys' fees and expenses.

         9.       Prorations and Credits.

                  (a) The following items shall be prorated and apportioned as of the Closing Date: net general real estate taxes, utility charges, current and prepaid rent, and any amounts payable under the Contracts. For the purposes of prorating real estate and personal property taxes on the Closing Date, the taxes for the year of closing shall be prorated based upon the prior year's net tax amounts. Municipal parking fees shall be reflected, if necessary, to avoid Buyer incurring any liability for parking fees collected or assessed prior to the Closing Date. Special assessments, if any, for work on site actually commenced, announced, or levied before the Closing Date, and all charges, tap fees, paybacks, and other obligations for improvements affecting the Property and imposed prior to the Closing Date, and the costs of restoring the Property as nearly as possible to the condition that existed before such work or improvements, shall be paid by Seller; provided, however, that the restoration costs, if any, shall be included in the costs of remedying Defects under Section 4(c) and accordingly shall be subject to the limitations on Seller's liability in Section 4(c). Income and expenses attributable to the Closing Date shall accrue to Seller.

                  (b) Buyer shall receive credit for free rent and other rent concessions made or granted by Seller with respect to any portion of the Property. On the Closing Date, Seller shall pay to Buyer the amount of any rent security deposits then held by Seller together with accrued interest, if any.

         10.      Fire or Other Casualty.

                  (a) If the Property or any part of it is damaged by fire or other casualty prior to the Closing Date (as determined by Buyer in good faith), and this casualty results in uninsured or unreimbursed loss or abatement of rent or termination of Leases accounting for more than 5% of the rental income of the Property, Buyer may terminate this Agreement by written notice to Seller within 20 days after the damage and this Agreement shall be of no further effect and neither party will thereafter have any further obligation to the other except that all earnest money paid, plus accrued interest, shall be returned promptly to Buyer. Seller shall grant to Buyer full and free access to the Property for the purpose of inspecting such damage and assessing the extent of it, but this entry upon the Property by Buyer shall not interfere with Seller's reconstruction or the rights of tenants in possession under the Leases, and shall be subject to the provisions of Section 11(b).

                  (b) If this Agreement is not terminated pursuant to subsection
(a) above, closing shall occur without abatement of the Purchase Price and Seller shall assign and transfer to Buyer at closing by written instrument all of Seller's right, title and interest to all insurance proceeds paid or payable to Seller on account of such fire or casualty, less the amount expended by Seller for the cost of restoration prior to the Closing Date, and Seller shall reimburse Buyer for the amount of any "deductible" under the insurance policy, to the extent paid by Buyer.

         11.      Indemnification.

                  (a) Seller shall indemnify and hold Buyer harmless and shall assume the defense of any liability or claim asserted on or after the Closing Date against and in respect of any liabilities, obligations, costs and expenses directly related to or connected with the Property, whether accrued, absolute or contingent, or otherwise existing on the Closing Date or arising out of any transaction entered into or any set of facts existing prior to the Closing Date, except as expressly assumed in this Agreement by Buyer, or for any loss, cost, expense or liability arising from any breach or default by Seller under this Agreement, including breaches of Seller's warranties. Notwithstanding the foregoing, Buyer's rights against Seller under Section 11(a) (except rights resulting from fraud or intentional misrepresentation) shall expire unless Buyer gives Seller written notice of a claim under this provision within one year after closing. Further, Seller shall have no obligations under Section 11(a) unless and until Buyer's damages exceed $50,000, and then only for the amount by which the damages exceed that amount. Buyer agrees to look solely to the assets of Seller (including any assets or proceeds distributed to its partners after closing) to satisfy any claims under Section 11(a). In no event shall the general partners of Seller be personally liable under Section 11(a), except to the extent they have actually received assets or proceeds from Seller after Closing.

                  (b) Buyer shall indemnify and hold Seller harmless and shall assume the defense of any liability or claim asserted on or after the Closing Date against and in respect of any liabilities, obligations, costs and expenses related to or connected with the Property, whether accrued, absolute or contingent but only to the extent that such liability or claim arises out of any transaction entered into or any set of facts coming into existence after the Closing Date, or for any loss, cost, expense or liability arising from any breach or default by Buyer under this Agreement, except as provided in Section 12(a). Buyer shall hold Seller harmless from and indemnify Seller against any loss, liability, damages or expenses (including reasonable attorney fees and disbursements) arising out of or resulting from any entry, inspection, mapping or other investigations on the Property by Buyer, its agents, contractors or consultants. In addition, Buyer acknowledges and is aware that Article VI(C) of the Property Management Agreement dated as of June 1, 1993, between Seller and Midwest Property Management II, Inc. (the "Management Agreement"), provides that after the Projects have been transferred to Buyer pursuant to this Agreement, the Management Agreement shall continue in full force and effect in respect of the Projects and shall be jointly and severally binding upon Seller and Seller's successors in title or assigns, unless terminated as provided in the Management Agreement. Therefore, in addition to the foregoing indemnification obligations, Buyer agrees to indemnify and hold Seller harmless from and against any loss, costs, damages or expenses (including, without limitation, reasonable attorney's fees and disbursements) suffered or incurred by Seller with respect to the Management Agreement after the Closing Date.

                  (c) If as a result of any liability or claim either Buyer or Seller is required to indemnify and hold the other harmless, the party to whom the claim is made shall promptly notify the other in writing of such liability or claim and both Buyer and Seller will cooperate with each other in the defense of the liability or claim; the party responsible for the defense shall select such defense counsel as it may deem necessary subject to the reasonable approval of the other party.

         12.      Termination, Default and Remedies.

                  (a) If, after waiver or satisfaction of all contingencies listed in Section 4, Buyer defaults under this Agreement, Buyer shall pay to Seller, as liquidated damages, in lieu of all legal or equitable remedies which may be available to Seller, (1) any earnest money paid or to be paid by Buyer under this Agreement (including, without limitation, the Deposit, the Buyer Note, and the Letter of Credit) plus accrued interest, plus (2) an additional amount equal to Seller's actual out of pocket costs (including reasonable attorneys' fees) incurred in connection with Seller's performance under this Agreement.

                  (b) If Seller defaults under this Agreement, all earnest money (including, without limitation, the Deposit, the Buyer Note, marked "Canceled," and the Letter of Credit, also marked "Canceled") and accrued interest shall be returned to Buyer and, in addition, Buyer may pursue any legal or equitable remedy that may be available to Buyer. In the alternative, Buyer may choose the remedy set forth in Section 12(c) below, if applicable. However, if Seller is in default under this Agreement solely by reason of a valid legal defect in title that Buyer is unwilling to waive, the earnest money paid and accrued interest shall be returned to Buyer as Buyer's sole remedy and this Agreement shall be void.

                  (c) If this transaction does not close due to Seller's default (other than default limited to a valid legal defect in title that Buyer is unwilling to waive) or inability to satisfy the condition set forth in Section 4A(b), then if, within 12 months after Seller's default or termination of this Agreement, Seller sells or enters into a contract to sell the Assets to another buyer (the "Post-Termination Sale or Contract"), Seller shall pay Buyer a termination fee equal to the lesser of the following: (1) 25% of the amount by which the sale price under the Post- Termination Sale or Contract exceeds the Purchase Price defined in this Agreement; or (2) 6% of the Purchase Price defined in this Agreement. If Buyer chooses this remedy, such payment shall be paid by Seller to Buyer as liquidated damages, in lieu of all legal or equitable remedies that may be available to Buyer.

         13.      Miscellaneous Provisions.

                  (a) Interpretation. This Agreement is governed by and shall be construed in accordance with the laws of the State of Wisconsin. Time is of the essence of this Agreement. This Agreement supersedes all prior agreements and communications, written or verbal, between Buyer and Seller relating to the purchase and sale of the Assets.

                  (b) Assignment. Buyer may assign this Agreement, provided the assignee assumes the obligations of Buyer, but Buyer shall remain liable for Buyer's obligations. The representations, warranties, covenants and agreements contained in this Agreement and all other rights of Buyer arising under this Agreement shall inure to the benefit of any such assignee.

                  (c) Effect of Acceptance. Upon execution of this Agreement by Buyer, FFRM, and at least three out of four of the individuals signing on behalf of Seller, this Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their respective heirs, legal representatives, successors and assigns. There are no conditions, representations, warranties, covenants, or agreements relating to this transaction not contained in this Agreement or in the Exhibits to it. Any subsequent conditions, representations, warranties, covenants or agreements shall not be valid and binding upon the parties unless in writing and signed by both parties.

                  (d) Survival. All representations, warranties, covenants and agreements in this Agreement shall survive the Closing Date and shall not merge in the General Warranty Deed or any other document executed and delivered in performance of this Agreement. However, Buyer's rights against Seller for any breach of a representation or warranty (except a breach resulting from fraud or intentional misrepresentation) shall expire unless Buyer gives Seller written notice of an alleged breach within one year after Closing. Buyer agrees to look solely to the assets of Seller (including any assets or proceeds distributed to its partners after Closing) to satisfy any claims under such provision. Notwithstanding anything to the contrary provided in this Agreement, in no event shall the general partners of Seller be personally liable under any provision(s) of this Agreement or with respect to any of Seller's obligations hereunder, except to the extent they have actually received assets or proceeds from Seller after Closing.

                  (e) Notices. Any notice required to be given herein will be in writing and either delivered personally or sent postage prepaid by certified United States Mail, return receipt requested, addressed, if to Buyer, at 20875 Crossroads Circle, Waukesha, Wisconsin 53186 and if to Seller c/o Martin W. Meyer, Esq., Domnitz, Mawicke, Goisman & Rosenberg, S.C., 1509 North Prospect Avenue, Milwaukee, Wisconsin 53202. Either party may, by written notice, designate a different address for notices. Notice shall be deemed given when personally delivered to the office of either party during normal business hours or when deposited in the mail.

                  (f) Disclosure. Certain of Buyer's affiliates are licensed real estate brokers who intend to realize a profit from this transaction.

                  (g) Post-Closing Management. Buyer shall cause FFRM to continue to provide partnership administration services (preparation of Seller's tax returns and reports and attendant income tax schedules for partners of Seller and the like) to Seller at no cost to Seller until Seller has been dissolved and finally liquidated. If FFRM fails to perform such partnership administration services for any reason, Buyer shall be obligated to perform, or cause to be performed, such partnership administration services.


              (The rest of this page is intentionally left blank.)

                                          GREAT LAKES INVESTORS LLC


                                          By:      /s/ Douglas C. Heston
                                                   Douglas C. Heston, Manager


                                          RAL INCOME + EQUITY GROWTH V
                                          LIMITED PARTNERSHIP


                                          By:      /s/ Thomas R. Brophy
                                                   Thomas R. Brophy,
                                                   General Partner


                                          By:      /s/ John A. Hanson
                                                   John A. Hanson,
                                                   General Partner


                                          By:      /s/ Robert A. Long
                                                   Robert A. Long,
                                                   General Partner


                                          By:      /s/ Bart Starr
                                                   Bart Starr,
                                                   General Partner


                               CONSENT OF MANAGER

             First Financial Realty Management, Inc. agrees to the provisions of
Section 13(g) of this Agreement.


                                           FIRST FINANCIAL REALTY MANAGEMENT,
                                              INC.


                                          By:      /s/ Douglas C. Heston
                                              Douglas C. Heston, President

EXHIBITS:
A                 -        Description of Business
1(a)(1)           -        Legal Description of Land
1(c)              -        Specific Business Interests
3                 -        Purchase Price and Allocation
4                 -        Contingency Deadlines
4(b)              -        Permitted Encumbrances
4B                -        Agreements with Seller's Affiliates
5(b)              -        Assets Seller May Sell

                                    EXHIBIT A

                             Description of Business

            Project                                        Allocation

Muir Heights Apartments                                    $1,200,000
Madison, Wisconsin

Evergreen Estates Mobile Home Park                             TBD
Faribault, Minnesota

Camelot Mobile Home Park                                       TBD
Pulaski, Wisconsin

Champion Auto Supply Store                                     TBD
Ashwaubenon, Wisconsin

Seller's interest, as general partner, TBD in a joint venture that owns and operates Cedar Crossings Apartments, a 109-unit residential apartment project in Frederick, Maryland

                                 EXHIBIT 1(a)(1)

                                Legal Description


To be provided in title insurance commitment

                                  EXHIBIT 1(c)

Specific Business Interests


Seller's right as plaintiff under that certain lawsuit captioned RAL Income + Equity Growth V Limited Partnership v. Aztec Builders (Dane County, Wisconsin Circuit Court Case). Buyer shall notify Seller when the case is resolved.

          . If the case is resolved by sale of the affected Project before Closing, this Agreement shall be terminated as to the affected Project, the Purchase Price shall be reduced by the Project Allocation, and Buyer or its affiliate shall be paid a commission of 6% of the sale price for the affected Project at closing of the sale of the affected Project.

          . If the case is resolved by sale of the affected Project after Closing, the net sale proceeds shall be disbursed at closing of the sale of the affected Project as follows:
                    First, to pay Buyer or its affiliate a commission of 6% of the sale price for the affected Project; second, to reimburse Buyer for the Project Allocation; third, to reimburse Buyer and Seller for their respective costs of litigation and collection (provided that if the proceeds are insufficient to reimburse these costs in full, the reimbursement shall be made pro rata in proportion to the parties' respective costs); and finally, any remaining balance 75% to Seller and 25% to Buyer.

          . If the case is resolved other than by sale of the affected Project, the resolution proceeds shall be disbursed as and when received as follows: First, to reimburse Buyer and Seller for their respective costs of litigation and collection (provided that if the proceeds are insufficient to reimburse these costs in full, the reimbursement shall be made pro rata in proportion to the parties' respective costs); and second, any remaining balance 75% to Seller and 25% to Buyer.

Buyer shall be obligated to diligently and vigorously pursue Seller's claims in the lawsuit described above, at Buyer's expense (subject to reimbursement as provided above). Before resolving or settling such lawsuit, Buyer shall obtain the written consent of Seller, which consent shall not be unreasonably withheld.

                                    EXHIBIT 3

                                 Purchase Price



The Purchase Price is $4,628,000.

                                    EXHIBIT 4

                              Contingency Deadlines


Section              Contingency                                 Deadline*


4(a)                 Notice of survey defects                      60 days

                     Remedy of survey defects                      90 days

4(b)                 Notice of title objections                    60 days

                     Remedy of title objections                    90 days

4(c)                 Notice of environmental defects               75 days

                     Remedy of environmental defects               105 days

* Expressed as the number of days after the date of this Agreement. Deadlines falling on a non-business day shall be extended to the next business day.

                                  EXHIBIT 4(b)

Permitted Encumbrances


Each encumbrance specifically listed in the Title Insurance Commitment shall be a "Permitted Encumbrance" under this Agreement, provided it does not (a) materially interfere with the access to and from or the use or occupancy of the Real Property; or (b) result in the violation of any building or zoning code; or
(c) create or result in a material encroachment that materially interferes with the access to and from or the use or occupancy of the Real Property or any properties adjacent to the Real Property or materially reduces the value of the Real Property or any properties adjacent to the Real Property; (d) constitute a monetary lien that will not be discharged at or prior to the Closing Date; or
(e) materially interfere with Buyer's ability to continue to lease at their fair rental values those mobile home sites at the Property (assuming the Property is a mobile home park) that have been under lease during any part of the year preceding the Closing Date.

                                   EXHIBIT 4B

Agreements With Seller's Affiliates


Asset Purchase Agreement with RAL - Yield Equities II Limited Partnership

Asset Purchase Agreement with RAL Yield + Equities III Limited Partnership

Asset Purchase Agreement with RAL Yield + Equities IV Limited Partnership

Asset Purchase Agreement with RAL Germantown/Monroe Income Limited Partnership (The simultaneous closing of this transaction with Buyer, as required under Section 4B, shall only be required if the transaction with Buyer is approved by the holders of a majority of the outstanding limited partnership interests in RAL Germantown/Monroe Income Limited Partnership)

Purchase Agreement with Thomas R. Brophy, John A. Hanson, and Robert A. Long (and possibly Bart Starr)

                                  EXHIBIT 5(b)

                             Assets Seller May Sell

Muir Heights  Apartments,  Madison,  Wisconsin,  subject to the terms of Exhibit
1(c)

                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT


                  This First Amendment to Asset Purchase Agreement ("First Amendment") is made as of June 26, 1998 by and between GREAT LAKES INVESTORS LLC, a Wisconsin limited liability company ("Buyer"), and RAL INCOME + EQUITY GROWTH V LIMITED PARTNERSHIP, a Wisconsin limited partnership ("Seller").

                                    RECITALS

                  A. Buyer and Seller entered into that certain Asset Purchase Agreement dated February 17, 1998 (the "Original Agreement"), pursuant to which Seller agreed to sell and Buyer agreed to purchase the Assets, as defined in
Section 1 of the Original Agreement.

                  B. Purchaser and Seller desire to amend certain provisions of the Original Agreement as set forth in this First Amendment.

                  NOW, THEREFORE, in consideration of the mutual agreements contained in the Original Agreement and in this First Amendment, it is agreed as follows:

                  1. Contingency Deadlines. The deadlines contained in Sections 4 and 4A of the Original Agreement regarding notices, remedies and the satisfaction or waiver of the contingencies contained therein shall be changed as follows:

                    a. Exhibit 4 of the Original Agreement shall be deleted in its entirety and replaced with the form of Exhibit 4 attached to this First Amendment. If Buyer is diligently attempting to satisfy the contingencies set forth in Sections 4(a), 4(b) and 4(c) of the Original Agreement, Buyer shall have the right to further extend to September 15, 1998 any or all of the deadlines set forth on the amended Exhibit 4 that relate to notice of defects or objections, in which case the related deadline for the remedy of such defects or objections shall be extended to October 15, 1998. If Buyer desires to exercise its right to extend any or all of such deadlines, it must so notify Seller on or before July 15, 1998.

                    b. "Seller's Contingency Deadline", as defined in Section 4A of the Original Agreement, shall be changed from June 13, 1998 (which was previously extended by Seller to August 13, 1998) to July 15, 1998. If Seller is diligently attempting to satisfy the contingencies set forth in Section 4A of the Original Agreement, Seller shall have the right to further extend the date of Seller's Contingency Deadline to September 15, 1998. If Seller desires to exercise its right to extend Seller's Contingency Deadline, it must so notify Buyer on or before July 15, 1998.

                  2. Closing Date. The "Closing Date" as defined in Section 6(a) of the Original Agreement shall be changed to July 31, 1998, provided that if Buyer exercises its right to extend one or more contingency deadlines pursuant to Section 1(a) of this First Amendment and/or if Seller exercises its right to extend Seller's Contingency Deadline pursuant to Section 1(b) of this First Amendment, then the "Closing Date" shall be extended to the date that is fifteen (15) days after all of the conditions set forth in Sections 4 and 4A have been satisfied or waived.

                  3. Effect of Amendment. Except as amended or modified as set forth herein, the Original Agreement shall remain unchanged, in full force and effect and binding upon the parties.

                  4. Counterparts. This First Amendment may be executed in one or more counterparts, each of which will be deemed an original of this First Amendment.

                  IN WITNESS WHEREOF, Buyer and Seller have executed this First Amendment as of the date first written above.

                                     GREAT LAKES INVESTORS LLC


                                     By: /s/ Douglas C. Heston
                                          Douglas C. Heston, Manager


                                     RAL INCOME + EQUITY GROWTH V
                                     LIMITED PARTNERSHIP


                                     By: /s/ Thomas R. Brophy
                                          Thomas R. Brophy, General Partner


                                     By: /s/ John A. Hanson
                                          John A. Hanson, General Partner


                                     By: /s/ Robert A. Long
                                          Robert A. Long, General Partner


                                     By: /s/ Bart Starr
                                          Bart Starr, General Partner

                                    EXHIBIT 4

                              Contingency Deadlines


Section           Contingency                                        Deadline

4(a)             Notice of survey defects                         July 15, 1998

                 Remedy of survey defects                         July 31, 1998

4(b)             Notice of title objections                       July 15, 1998

                 Remedy of title objections                       July 31, 1998

4(c)             Notice of environmental defects                  July 15, 1998

                 Remedy of environmental defects                  July 31, 1998

                                                                      APPENDIX B

                 [letterhead of Valuation Research Corporation]



_________, 1998

                          FOR DISCUSSION PURPOSES ONLY
                                 (June 16, 1998)



RAL-YIELD + EQUITIES IV Limited Partnership
c/o Domnitz, Mawicke, Goisman & Rosenberg, S.C.
1509 North Prospect Avenue
Milwaukee, WI  53202

Ladies and Gentlemen:

Valuation Research Corporation ("VRC") has been retained by you to express our opinion as of _____________, as to the fairness, from a financial point of view, of the $8,466,000 cash offer ("the Offering Price") for the major assets of RAL-YIELD + EQUITIES IV Limited Partnership ("the Partnership"). We understand that under the terms of the proposed offer (the "Offer") Great Lakes Investors LLC, a Wisconsin limited liability company, would purchase these assets from the Partnership and thus the Partnership would, in effect, be terminated.

NATURE OF THE BUSINESS

RAL-YIELD + EQUITIES IV is a Wisconsin limited partnership formed on August 8, 1986 under the provisions of the Wisconsin Uniform Limited Partnership Act, to acquire for cash, operate, lease, develop and eventually sell income-producing real estate properties. Currently, the Partnership owns seven properties. It operates four mobile home parks and leases one commercial property. In addition, it owns or has equity interests in two apartment complexes. These properties are located in Ohio, Maryland, Minnesota and Wisconsin. The Partnership will terminate December 31, 2016, except in the event of prior sale of the Partnership's properties, action by a majority interest of the Limited Partners or certain other events.

Effective June 26, 1988, the Partnership completed its offering of limited partnership interests. A total of 19,620.5 interests were sold for an aggregate contribution of $19,620,500. In connection with the sale of the limited partnership interests, the Partnership incurred costs to raise capital of approximately $2,058,000, which were charged against partners' equity.

VALUATION RESEARCH CORPORATION
FOR DISCUSSION PURPOSES ONLY
                            (June 16, 1998)

RAL-YIELD + EQUITIES IV Limited Partnership                      ________, 1998
c/o Domnitz, Mawicke, Goisman & Rosenberg, S.C.                        Page 2




The Partnership exists for the sole purpose of investing in income producing properties (mobile home parks, commercial buildings, and apartment complexes). Currently the direct property investment is in four mobile home parks:

       Alexandria Mobile Home Park                          Alexandria, MN
       Lakeshore Terrace Mobile Home Park                   Rice Lake, WI
       Maplewood Mobile Home Park                           Lake City, MN
       South Hills Mobile Home Park                         Beaver Dam, WI

two apartment complexes:


       Cedar Crossing Apartments                            Frederick, MD

       Northrup Court Apartments                            North Canton, OH



and a commercial building:


       Firestone                                            Neenah, WI

Valuation Research Corporation, as part of its appraisal business, is regularly engaged in the valuation of businesses, business interests, and tangible assets (real estate and personal property), in connection with mergers and acquisitions, competitive bidding, financial restructurings, partnership recapitalization, gift and estate tax, solvency and fairness opinions, and other financial and appraisal services.

In connection with this engagement, Valuation Research Corporation was not requested to serve as a financial advisor to the General Partners, the Partnership, or to assist the General Partners or the Partnership in the negotiations involving the sale of the Partnership's assets. The General Partners or the Partnership did not place any limitation on the scope of VRC's investigation or review. In addition, VRC was not requested to and did not analyze or give any effect to the impact of any federal, state or local income taxes to the Partnership or the owners of the units of the Partnership arising out of the transaction contemplated herein. The Partnership has agreed to indemnify VRC against certain liabilities arising out of its engagement to prepare and deliver this Fairness Opinion.

VALUATION RESEARCH CORPORATION
FOR DISCUSSION PURPOSES ONLY
                            (June 16, 1998)

RAL-YIELD + EQUITIES IV Limited Partnership                  ________, 1998
c/o Domnitz, Mawicke, Goisman & Rosenberg, S.C.                   Page 3




In rendering our Fairness Opinion, VRC held discussions with management and we became familiar with the assets involved in this proposed transaction. In addition, VRC has examined extensive data provided by the Partnership and published market data pertaining to the underlying assets of the Partnership. This included, but was not limited, to the following:

          o Audited Financial statements for the Partnership for the years 1992 through 1997.

          o Unaudited financial statements and other internal financial analysis for the seven owned properties that constitute the underlying assets of the Partnership for the years 1994 through 1997.

          o Market data pertaining to the current real estate market in the neighborhoods of the seven owned properties.

          o Demographic and economic histories and projections for the subject properties' neighborhoods.

          o Review of comparable sales and lease data for each of the seven properties.

The basis of our opinion of the fairness of the Offer is the current market value of the underlying assets of the Partnership. We have not taken into consideration any other assets that may be part of the Partnership nor any liabilities or debt associated with any of the properties or the Partnership.

For this opinion, Market Value is defined as:

         The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

VALUATION RESEARCH CORPORATION
FOR DISCUSSION PURPOSES ONLY
                            (June 16, 1998)

RAL-YIELD + EQUITIES IV Limited Partnership                      ________, 1998
c/o Domnitz, Mawicke, Goisman & Rosenberg, S.C.                       Page 4




          o         Buyer and seller are typically motivated;

          o Both parties are well informed or well advised, and acting in what they consider their best interests;

          o A reasonable time is allowed for exposure in the open market;

          o Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

          o The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

          Source:   Uniform  Standards  of  Professional   Appraisal   Practice,
          Published by the Appraisal Foundation, 1997.

To determine the value of the underlying real property asset(s), we relied primarily on the income approach. Typically, appraisers use up to three approaches in valuing real property: the cost approach, the direct sales comparison approach and the income approach. These approaches are based on the cost to replace assets, the market exchanges of comparable properties, and the capitalization of income. In this analysis, all three methods of valuation were considered; however, because of the income-producing nature of the properties, the encumbered nature of the commercial building, the limited number of comparable mobile home sales, and the current real estate market, we placed more emphasis on the income approach and used the direct sales comparison approach and the cost approach as a check on the reasonableness of the results obtained using the income approach.

In our analysis, we have also considered the highest and best use of the property. The valuation of real estate is based on its most profitable likely use. The highest and best use is arrived at by testing potential uses of the property, both as improved and as though vacant, to find the use which meets the following criteria: Physically possible - the uses of vacant land which are possible after considering physical characteristics of the land; legally permitted - uses that are permissible after considering local, state and federal regulations and private restrictions; financially feasible those uses which are physically possible and legally permitted which produce a positive return beyond operation expenses, financial obligations, and capital amortization; and maximum productive use - the use that is physically possible,

VALUATION RESEARCH CORPORATION
FOR DISCUSSION PURPOSES ONLY
                            (June 16, 1998)

RAL-YIELD + EQUITIES IV Limited Partnership                      ________, 1998
c/o Domnitz, Mawicke, Goisman & Rosenberg, S.C.                        Page 5




legally permitted and financially feasible which produces the highest price or value, which is the highest and best use. In each case, we found that the current use to be the highest and best use of the property.

The following paragraphs summarize the significant quantitative and qualitative analyses performed by VRC in arriving at the fairness opinion. VRC considered all such quantitative and qualitative analyses in connection with its valuation analysis but has relied more on the income capitalization approach then the other two.

INCOME CAPITALIZATION APPROACH

The Income Capitalization Approach to Value is considered to be one of the more reliable approaches in the valuation of income producing properties and is still the primary factor in investment decisions for today's real estate investors. The basic premise of the income approach is that the earning power of a real estate investment is the critical element affecting its value. Value is often defined as the present worth of anticipated future income. All income capitalization methods, techniques, and procedures represent attempts to quantify expected future benefits.

The two accepted methods of applying the income approach are defined below:

         Direct Capitalization - a method by which an estimate of a single year's income expectancy or an annual average of several year' income expectancies are converted to an indication of value by one direct step, either by dividing the income estimate by an appropriate rate or by multiplying the income estimate by an appropriate factor.

         Discounted Cash Flow Analysis - A set of procedures in which the quantity, variability, timing, and duration of periodic income, as well as the quantity and timing of reversions, are specified and discounted to a present value at a specified yield rate.

The principle of anticipation has a crucial role in this approach. This principle states that value is created by the expectations of benefits to be derived in the future. The relevance of anticipation to the approach cannot be overstated. Value is created by the expectation of benefits to be derived in the future, and value may be defined as the present worth of all rights to future benefits. All income capitalization methods, techniques, and procedures represent attempts to quantify expected future benefits.

VALUATION RESEARCH CORPORATION
FOR DISCUSSION PURPOSES ONLY
                            (June 16, 1998)

RAL-YIELD + EQUITIES IV Limited Partnership                     ________, 1998
c/o Domnitz, Mawicke, Goisman & Rosenberg, S.C.                      Page 6





With adequate information and proper use, direct capitalization and yield capitalization methods should produce similar value indications. In choosing which of the two (or both) methods to apply, the appraiser considers the typical investor's view of market value.

The first step in both income approaches is the determination of a proper rental or revenue stream that one would expect to be able to obtain from the subject property based on actual historical operations and a study of comparable rental properties. A similar analysis of typical operating expenses along with expected vacancy and collection losses aids in constructing an operating statement that results in a net operating income (NOI) for the first and subsequent years. The estimated first year NOI can then be converted into an indicated property value through the overall direct capitalization process, while the estimated future cash flows can be converted into an indicated value by discounting those individual yearly amounts to a present value.

Our analysis began with an estimate of each of the subject's market rent potential based on an analysis of the actual rentals in place with the subject property and market information pertaining to comparable rental rates in the subject's area. Using this information, a potential gross income estimate was made. This estimated potential gross income was projected to grow over the course of the projection period--10 years--at various rates based on current and forecasted economic conditions in each of the subject areas.

Secondly, allowances for vacancy and collection losses were made based on market surveys in each of the subject's area and actual historical performance of the subject property. This adjustment ranged from a low of 2% for the mobile home park to 5% for the apartment complexes.

The result of subtracting the vacancy and collection loss estimate from the estimated gross income is the effective gross income. It is this effective gross income that is used to pay for any operating expenses associated with the operation of the subject property.

The estimate of the operating expenses was based on a combination of historical expenses of the subject and published market surveys. These operating expenses were projected to grow at a projected 2.5% to 3.0% inflation rate per year over the course of the 10-year projection period.

In addition to the normal operating expenses an estimate of the cost and timing of major capital improvements is made and used as an added expense. The basis for this capital

VALUATION RESEARCH CORPORATION
FOR DISCUSSION PURPOSES ONLY
                            (June 16, 1998)

RAL-YIELD + EQUITIES IV Limited Partnership                    ________, 1998
c/o Domnitz, Mawicke, Goisman & Rosenberg, S.C.                     Page 7




improvement expense adjustment is the actual age and size of each subject property and the projected amount and timing of replacements for such major items as roadway repair, sewer and water line maintenance, roofing, heating, ventilating and air condition units, etc.

The net operating income (NOI) is that cash flow which accrues to the owner of the property after deductions for the above expenditures and allowances. It is this net operating income that was converted into an estimate of value.

The following table sets forth the estimated aggregate revenues, expenses and net operating income (NOI) of the properties underlying the subject limited partnership for each of the twelve-month periods ending December 31, 1998 through December 31, 2007 that were included in the financial forecasts used by VRC in connection with the preparation of the Fairness Opinion.


                             RAL-YIELD + EQUITIES IV
                           Pro Forma Income Statement
                            Year Ending December 31,
                            (In Thousands of Dollars)

Year                 1998         1999         2000       2001         2002

Revenues           $1,988       $2,039       $2,092     $2,147       $2,202

Expenses*           1,119        1,150        1,182      1,216        1,249

Net Income            869          889          910        931          953



Year                 2003         2004         2005       2006         2007

Revenue            $2,260       $2,320       $2,381     $2,443       $2,507

Expenses*           1,284        1,320        1,357      1,395        1,434

Net Income            976        1,000        1,024      1,048        1,073



*Including Capital Expenditures


In rendering this fairness opinion, VRC relied, without assuming responsibility for independent verification, on the accuracy and completeness of all financial and operating data, financial analyses, reports and other information that were publicly available, compiled or approved by or otherwise furnished or communicated to VRC by or on behalf of the

VALUATION RESEARCH CORPORATION
FOR DISCUSSION PURPOSES ONLY
                            (June 16, 1998)

RAL-YIELD + EQUITIES IV Limited Partnership                      ________, 1998
c/o Domnitz, Mawicke, Goisman & Rosenberg, S.C.                        Page 8




Partnership. With respect to the financial forecasts utilized by VRC, VRC believes that the assumptions underlying the forecasts are reasonable and that consequently there is a reasonable probability that the projections would prove to be substantially correct. However, readers of this fairness opinion should be aware that actual revenues, expenses and net operating income of the properties underlying the Partnership will depend to a large extent on a number of factors that cannot be predicted with certainty or which may be outside of the control of the General Partners, including general business, market and economic conditions, supply and demand for rental properties in the areas in which the properties are located, future operating expense and capital expenditure requirements for the properties, future occupancy rates, the ability of the General Partners and property managers for the properties to maintain the attractiveness of the properties to tenants, real estate tax rates, changes in tax laws and other factors. As a result, actual results could differ significantly from the forecasted results.

Capitalization Rate Valuation Analysis

The relationship between NOI and value can be expressed in its overall rate of return, or capitalization rate. Capitalization rates were abstracted from market surveys conducted by reputable national firms for each of the major metropolitan areas in which the subject properties are located, including surveys conducted and reported by The National Real Estate Index, Korpacz Real Estate Investor Survey and the American Council of Life Insurance. The indicated value for each property was derived from the NOI of each property divided by the appropriate capitalization rate. The capitalization rates used in this analysis ranged from 9.0% to 12.0%, with a 10.8% average.

Discounted Cash Flow Analysis

We also performed a discounted cash flow analysis of (i) the present value of the forecasted cash flows from future operations of those properties owned by the Partnership, and (ii) the present value of the estimated proceeds of a sale of the property at the conclusion of the forecast period. In completing this analysis, we utilized financial and operating forecasts of each property's estimated cash flow for the twelve-month periods ending December 31, 1998 to December 31, 2007 and applied discount rates of 12.0% to 14.5% to forecasted cash flows and to a forecasted residual value. The residual value is based on capitalizing forecasted cash flow for the year 2008 at 10.5%. Since this discounted cash flow analysis assumes the immediate sale of the properties to third parties, we did not take into account

VALUATION RESEARCH CORPORATION
FOR DISCUSSION PURPOSES ONLY
                            (June 16, 1998)

RAL-YIELD + EQUITIES IV Limited Partnership                     ________, 1998
c/o Domnitz, Mawicke, Goisman & Rosenberg, S.C.                      Page 9




any tax ramifications of the cash flow in this analysis, nor did we consider any outstanding debt associated with the properties.

THE COST APPROACH

The cost approach is a valuation technique that uses the concept of replacement as a value indicator. Replacement or reproduction cost is estimated for the property being appraised which is then adjusted for losses in value (appraised depreciation) due to a variety of factors. This process requires valuing the site as if vacant, then adding the replacement cost new of the improvements based on market derived costs for similarly constructed properties. Then accrued depreciation from physical deterioration and obsolescence of all causes is estimated and subtracted from the replacement cost new to arrive at the present value.

This approach provided a good check on the estimated value obtained using the income approach for the commercial and apartment complex properties owned by the Partnership. It was not used for the mobile home parks.

THE DIRECT SALES COMPARISON APPROACH

The sales comparison approach is a valuation technique in which the value is estimated on the basis of market prices in actual transactions. The technique consists of studying available market comparable information and adjusting for differences. This process is essentially that of comparison and correlation. Differences always exist between properties even though they may be almost identical, and therefore adjustments for these differences must be made. Some adjustments that may prove important are: (i) condition of sale, (ii) financing terms, (iii) market conditions (time), (iv) location, (v) physical characteristics, and (vi) income characteristics.

For those properties currently encumbered by a long term lease, the direct sales comparison approach is not an appropriate methodology to use. For those properties that have yearly lease renewals, it serves as a good check on the reasonableness of the value obtained using the income approach.

VALUATION RESEARCH CORPORATION
FOR DISCUSSION PURPOSES ONLY
                            (June 16, 1998)

RAL-YIELD + EQUITIES IV Limited Partnership                      ________, 1998
c/o Domnitz, Mawicke, Goisman & Rosenberg, S.C.                       Page 10




CONCLUSION OF VALUE

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of analyses and the application of those methods to the particular circumstances and therefore such an opinion is not readily susceptible to partial analyses or summary description. Accordingly, our analyses must be considered as a whole and considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the fairness opinions. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less than as set forth herein.

Our fairness opinion is based solely upon the information available to it and the economic market and other circumstances that existed as of the date hereof. Events occurring after such date could materially affect the assumptions and conclusions contained in the fairness opinion. We have not undertaken to reaffirm or revise this fairness opinion or otherwise comment upon any events occurring after the date hereof.

We have relied without independent verification on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. Nothing came to our attention, for purposes of this opinion, which causes us to question their accuracy or their representation of the operations of the assets under review. We have not verified the title to ownership of these assets, nor have we made an independent valuation or appraisal of the reported current assets or any of the liabilities reported by the Partnership on its financial statements. Our opinion necessarily is based on conditions as they exist and can be valued only as of ____________, 1998.

Based on and subject to the foregoing and based on such other matters as we consider relevant, it is our opinion that as of the date hereof, the $8,466,000 offer to the Partnership represents a fair value, from a financial point of view, to the Partnership and its Limited Partners.

This letter is solely for the information of and assistance to the parties to whom it is addressed in conducting their investigation with regard to the offer for the assets of the Partnership. The Partnership may include this letter as a part of the information statement filed with the Securities and Exchange Commission. Any other uses are expressly prohibited and neither this letter nor any of its parts may be circulated, quoted, or otherwise referred to

VALUATION RESEARCH CORPORATION
FOR DISCUSSION PURPOSES ONLY
                            (June 16, 1998)

RAL-YIELD + EQUITIES IV Limited Partnership                    ________, 1998
c/o Domnitz, Mawicke, Goisman & Rosenberg, S.C.                     Page 11




for any other purpose without the written consent of VRC, the exercise of which will be at the sole discretion of VRC, not unreasonably withheld. If given, such consent shall not be without sufficient review by VRC as to the precise language of such disclosure and the time and place of its potential release.

The above limitations do not apply to interested parties as defined herein. However, in such instances, this opinion must be provided to such parties in it entirety. The term "interested parties" shall include the Partnership's auditors and attorneys, participants and assignees, regulators, or appropriate parties involved in this transaction.

VRC has no responsibility to update the opinion stated herein for events and circumstances occurring after the date of this letter.

This opinion is subject to the assumptions and limiting conditions contained herein. VRC has not investigated the title to, nor the liabilities against, the Partnership or the underlying assets of the Partnership and assumes no responsibility concerning these matters. Neither Valuation Research Corporation nor any of its personnel have any present or contemplated financial interest in the Partnership or the assets of the Partnership, and we certify that the compensation received for this opinion letter is not contingent on the conclusions stated. Additionally, the assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

Valuation Research Corporation does not conduct or provide environmental liability assessments of any kind in performing its valuations so that our opinion of the fairness of the Offer does not reflect any actual or contingent environmental liabilities associated with the owned property that constitutes the underlying assets of the Partnership.

Respectfully submitted,

VALUATION RESEARCH CORPORATION



Attachment
Engagement Number:  02-3173-00

VALUATION RESEARCH CORPORATION
FOR DISCUSSION PURPOSES ONLY
                            (June 16, 1998)

RAL-YIELD + EQUITIES IV Limited Partnership                      ________, 1998
c/o Domnitz, Mawicke, Goisman & Rosenberg, S.C.                       Page 12




                        LIMITING FACTORS AND ASSUMPTIONS

In accordance with recognized professional ethics, the professional fee for this service is not contingent upon our conclusion of value, and neither Valuation Research Corporation nor any of its employees have a present or intended material financial interest in the subject company.

The opinion expressed herein is valid only for the stated purpose as of the date of the fairness opinion.

Financial statements and other related information provided by the subject company or its representatives in the course of this investigation have been accepted, without further verification, as fully and correctly reflecting the company's business conditions and operating results for the respective periods, except as specifically noted herein.

Public information and industry and statistical information has been obtained from sources we deem to be reliable; however, we make no representation as to the accuracy or completeness of such information, and have accepted the information without further verification.

The conclusions of value are based upon the assumption that the current level of management expertise and effectiveness would continue to be maintained and that the character and integrity of the enterprise through any sale, reorganization, exchange, or diminution of the owners' participation would not be materially or significantly changed.

This letter and the conclusions arrived at herein are for the exclusive use of our client for the sole and specific purposes as noted herein. Furthermore, the letter and conclusions are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusions reached herein represent the considered opinion of Valuation Research Corporation, based upon information furnished to them by the Partnership and other sources.

We have been assured by the Partnership and the General Partner of RAL-YIELD + EQUITIES IV that there will be no material change in the proposed tender office or any documents in VRC's possession as of ____________, 1998.

Neither all nor any part of the contents of this letter (especially any conclusions as to value, the identity of any appraiser or appraisers, or the firm with which such appraisers are connected, or any reference to any of their professional designations) should be disseminated to the public through advertising media, public relations, news media, sales media, mail, direct transmittal, or any other public means of communication, without the prior written consent and approval of Valuation Research Corporation.

VALUATION RESEARCH CORPORATION
FOR DISCUSSION PURPOSES ONLY
                            (June 16, 1998)

RAL-YIELD + EQUITIES IV Limited Partnership                    ________, 1998
c/o Domnitz, Mawicke, Goisman & Rosenberg, S.C.                     Page 13



Future services regarding the subject matter of this letter, including, but not limited to, testimony or attendance in court, shall not be required of Valuation Research Corporation, unless previous arrangements have been made in writing.

Valuation Research Corporation is not an environmental consultant or auditor, and it takes no responsibility for any actual or potential environmental liabilities. Any person entitled to rely on this letter wishing to know whether such liabilities exist, or their scope, and the effect on the value of the property is encouraged to obtain a professional environmental assessment.
Valuation Research Corporation does not conduct or provide environmental assessments and has not performed one for the subject property.

Valuation Research Corporation has asked The Partnership whether it is subject to any present or future liability relating to environmental matters (including but not limited to CERCLA/Superfund liability). Valuation Research Corporation has not determined independently whether The Partnership is subject to any such liabilities, nor the scope of any such liabilities. Valuation Research Corporation's appraisal takes no such liabilities into account except as they have been reported expressly to Valuation Research Corporation by The Partnership, or by an environmental consultant working for The Partnership and then only to the extent that the liability was reported to us in an actual or estimated dollar amount. To the extent such information has been reported to us, Valuation Research Corporation has relied on it without verification and offers no warranty or representation as to its accuracy or completeness.

We have not made a specific compliance survey or analysis of the subject properties to determine whether it is subject to or in compliance with the Americans with Disabilities Act of 1990 (ADA) and this opinion does not consider the impact, if any, of noncompliance in estimating the value of The Units.

                                     [FRONT]

                RAL INCOME + EQUITY GROWTH V LIMITED PARTNERSHIP
                              CONSENT SOLICITATION
           THIS CONSENT IS SOLICITED ON BEHALF OF THE GENERAL PARTNERS


         The following proposal is submitted for approval by written consent to the holders of limited partnership interests (the "Interests") of RAL Income + Equity Growth V Limited Partnership (the "Partnership") by the General Partners of the Partnership:

         To approve the Asset  Purchase  Agreement,  as amended  (the  "Purchase
         Agreement") by and between the Partnership and Great Lakes Investors LLC ("Great Lakes"), to sell substantially all of the assets of the Partnership to Great Lakes pursuant to the Purchase Agreement and to distribute the Partnership's net assets and dissolve the Partnership as soon as practicable thereafter, all as set forth in the Consent Solicitation Statement.

         The undersigned Limited Partner hereby votes his or her Interests on such proposal as follows:

             |_|      FOR          |_| AGAINST             |_|     ABSTAIN


                           (Continued on reverse side)






                                     [BACK]

                          (Continued from obverse side)

         A properly executed and dated Reply Card must be received by _______, 1998 to be included in the tabulation of consents. THE GENERAL PARTNERS URGE THE LIMITED PARTNERS TO CONSENT TO THE ABOVE PROPOSAL.

                  The undersigned hereby acknowledges receipt of the Consent Solicitation Statement relating to the above proposals, the Partnership's 1997 Annual Report to Limited Partners and the Partnership's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.


                                     Dated:                              , 1998

                                     Signed


                                           Signature(s) of Limited Partner(s)

                                        PLEASE SIGN EXACTLY AS YOUR NAME APPEARS
                                        HEREON.  When  shares are held by joint
                                        tenants, both should sign.
                                        When  signing  as  attorney,   executor,
                                        administrator,   trustee  or   guardian,
                                        please give your full title as such.  If
                                        a  corporation,   please  sign  in  full
                                        corporate name by the president or other
                                        authorized  officer.  If a  partnership,
                                        please  sign  in  partnership   name  by
                                        authorized person.



PLEASE MARK, SIGN, DATE AND RETURN THIS REPLY CARD TODAY USING THE ENCLOSED ENVELOPE.